Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

AMONG

ORLEANS HOMEBUILDERS, INC.

AND

THE SELLER AFFILIATES NAMED HEREIN,

AS SELLERS,

AND

NVR, INC.,

AS PURCHASER

DATED AS OF APRIL 13, 2010

-i-

-ii-

-iii-

Page

SCHEDULES

Schedule	Subject

1.1(a)	Controlled Jobs
1.1(b)	Nonassignable Documents and Intellectual Property
1.1(c)	Individual Properties
1.1(d)	Seller Knowledge Persons
1.1(e)	Purchased Contracts
1.1(f)	Purchased Leases
1.1(g)	Certain Allowable Interest Expense
1.1(h)	Construction Budgets
1.1(i)	Illustration of “Qualified Offset” Clause (i) Computation
1.1(j)	February 28, 2010 Backlog Report
1.1(k)	February 28, 2010 Model Home Prices
2.1(a)	Scheduled Real Property
2.1(p)	Other Purchased Assets
2.2(j)	Other Excluded Assets
2.3(b)	Specified Assumed Liabilities
2.4(k)	Certain Excluded Land Development Liabilities
3.2(b)	Closing Adjustment Methodology
5.5(b)	JV Real Property
5.10(b)	Open Tax Audits
8.2(I)	Exceptions to Ordinary Conduct of Business
8.2(II)	Units to be Weatherized
8.12	Commitments

EXHIBITS

Exhibit	Subject

A	Selling Affiliates
B	Bidding Procedures Order
C-1	Escrow Closing Agreement
C-2	Escrow Deposit Agreement
D	JV Assignment
E	Bill of Sale
F	Assignment and Assumption Agreement

-iv-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 13, 2010 (this “Agreement”), among Orleans Homebuilders, Inc., a Delaware corporation (“Parent”), the individual selling Affiliates of Parent set forth on Exhibit A hereto (collectively, the “Selling Affiliates” and, together with Parent, the “Sellers,” and each, a “Seller”), and NVR, Inc., a Virginia corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Parent and certain of the Selling Affiliates are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) now in the jointly administered cases No. 10-10684 (PJW) (collectively, the “Bankruptcy Case”);

WHEREAS, the Sellers presently conduct the Business;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from each Seller, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1     Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accountants” means Ernst & Young LLP or another independent accounting firm mutually agreed to by Seller and Purchaser.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Cure Amount” means, with respect to each Purchased Lease or Purchased Contract, any amounts required to be paid pursuant to Section 365(b) of the Bankruptcy Code or otherwise in order to cure any defaults existing as of the date of assumption in respect of such Purchased Lease or Purchased Contract, as approved by the Bankruptcy Court (including, for the avoidance of doubt, the Sellers’ Assumed Cure Amounts).

“Bidding Procedures Order” means an order of the Bankruptcy Court in the form attached hereto as Exhibit B, as may be amended in form and substance reasonably satisfactory to Purchaser.

“Business” means the business of the Sellers of acquiring, marketing, developing, building and selling high-quality single-family homes, townhomes and condominiums.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Claim” means a claim against one or more of the Sellers and/or any of their properties as such term is defined in Section 101(5) of the Bankruptcy Code and includes any claim against Purchaser or any of Purchaser’s properties based on a theory of successor liability or any similar theory.

“Closing Adjustment” means an amount equal to the amount of all Qualified Development Costs minus the amount of all Qualified Offsets.  The Closing Adjustment shall be calculated consistent with the methodology set forth on Schedule 3.2(b).

“Contract” means any contract, commitment, indenture, note, bond, lease, license or other agreement, written or oral, relating to the assets of any Seller or the operation of the Business to which any Seller is a party or by which any of such Seller’s assets are bound.

“Controlled Jobs” means those assets of the Sellers set forth on Schedule 1.1(a), which constitute all of the assets identified on Parent’s balance sheet as “Inventory not owned — other financial interests,” “obligations related to inventory not owned — other financial interests” and “Land deposits and costs of future land.”

“Credit Agreement” means the Second Amended and Restated Revolving Credit Loan Agreement, dated as of September 30, 2008, as amended, among Greenwood Financial, Inc. and certain Affiliates, as borrowers, the Seller as Guarantor, Wachovia Bank, National Association, as administrative agent, and the other agents and lenders party thereto.

“Deposit” means an amount in cash equal to ten percent (10%) of the Base Purchase Price that Purchaser shall deposit with the Escrow Agent pursuant to Section 3.1 hereof.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), site plans, subdivision plans, development plans, architectural drawings, engineering, environmental and marketing materials, soil and other studies, surveys, plats, maps, as-built drawings, cost estimates and budgets, construction and land development schedules, and budgets, property inspection reports, homeowner and condominium declarations, title policies, agreements with governmental agencies, governmental permits, sales and marketing information (including contracts and historical sales figures), reports and appraisals, warranties relating to improvements to the Real Property or other Purchased Assets, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Purchased Assets, in each case whether or not in electronic form; provided that the documents set forth on Schedule 1.1(b) shall only be included in the “Documents” if Sellers’ rights in such documents are assignable as of the Closing or become assignable thereafter (it being agreed that, to the extent Sellers’ rights in such documents are not assignable by Sellers as of the Closing, Sellers shall use their reasonable best efforts to cause the owner thereof to assign rights to such documents to, and/or permit use of the same by, Purchaser subject to the payment by Purchaser of a re-use or similar fee, as set forth on Schedule 1.1(b), with respect to the construction of any home started after the Closing). Schedule 1.1(b) sets forth any fees payable with respect to the re-use of any Documents set forth on such Schedule or other restrictions on use or transfer thereof.

“Escrow Agent” means the Title Company.

“Escrow Closing Agreement” means an agreement executed by Purchaser, Sellers and the Escrow Agent in the form attached hereto as Exhibit C-1.

“Escrow Deposit Agreement” means an agreement executed by Purchaser, Sellers and the Escrow Agent, in the form attached hereto as Exhibit C-2.

“Excluded Developments” means the communities referred to as Wildflower at Walkill, in Middletown, NY, and Woodside Crossing, in Rock Tavern, NY.

“Expense Reimbursement” means (a) One Hundred Fifty Thousand Dollars ($150,000) (covering the Purchaser’s internal management and personnel expenses incurred in pursuing the transactions contemplated hereby), plus (b) all actual documented out-of-pocket costs, fees and expenses incurred by Purchaser following the Petition Date in connection with (i) this Agreement, including the negotiation and documentation of this Agreement and the evaluation of the transactions contemplated hereby and/or (ii) any auction or hearings (including the filing of any pleadings or other documents in connection with such hearings) relating to this Agreement, the Bidding Procedures Order, the Sale Order or otherwise relating to the sale of any of the Purchased Assets or the Bankruptcy Case; provided, that the aggregate amount of the Expense Reimbursement shall in no event exceed One Million Dollars ($1,000,000).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HOA Documents” shall mean, with respect to any HOA, all articles of incorporation, articles of association or other formation documents, bylaws and declarations of restrictive covenants, covenants, conditions and restrictions, including any amendments thereto, applicable to such HOA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Individual Property” means each residential community set forth on Schedule 1.1(c), together with all of the Purchased Assets relating to such residential community.

“Intellectual Property” means trademarks, service marks, trade names, and all the goodwill associated therewith; published and unpublished works of authorship, whether copyrightable or not, including architectural, consulting or engineering blueprints, plans, reports, designs, schematics, ideas and concepts, domain names, customer lists, and all other intellectual property rights used or useful in connection with the Purchased Assets; and all applications and registrations therefor, databases and any other compilations of information used or useful in connection with the Purchased Assets and applications and registrations thereof, and all derivative works, renewals, extensions, restorations and reversions thereof; provided that the documents set forth on Schedule 1.1(b) shall only be included in the “Intellectual Property” if Sellers’ rights in such documents are assignable as of the Closing or become assignable thereafter (it being agreed that, to the extent Sellers’ rights in such documents are not assignable by Sellers as of the Closing, Sellers shall use their reasonable best efforts to cause the owner thereof to assign rights to such documents to, and/or permit use of the same by, Purchaser, subject to the payment by Purchaser of a re-use or similar fee, as set forth on Schedule 1.1(b), with respect to the construction of any home started after the Closing).  Schedule 1.1(b) sets forth any fees payable with respect to the re-use of any Documents set forth on such Schedule or other restrictions on use or transfer thereof.

“JV Entity” means one or more joint ventures, strategic alliance or other form of entity which owns JV Real Property.

“JV Interests” means JV Investors’ respective interests in the JV Entities.

“JV Investor” means any Affiliate of Sellers owning a partnership or membership interest, as applicable, in any JV Entity.

“JV Real Property” means (i) the development commonly known as “Dolington,” located in Upper Makefield and Newton townships, Bucks County, PA, (ii) lots 258 and 263 in the development commonly known as “Byers Station” (which lots are commonly known as “Byers Commercial”), located in Upper Uwchlan township, Chester County, PA and (iii) Byers Station components #4 and #5 (being 52 townhouse and 60 single family properties), located in West Vincent township, Chester County, PA, which will be conveyed to the applicable JV Investor pursuant to the Straw Party Agreement dated September 22, 2004, the legal description of which real property as of February 28, 2010 (excluding the legal description of the real property contemplated by the foregoing clause (iii)) is set forth on Schedule 5.5(b).

“Knowledge of Seller” means the actual knowledge, after good faith inquiry, of each of the individuals identified on Schedule 1.1(d) that is an employee of Parent or any of its subsidiaries as of the date that the applicable representation or certification is made hereunder.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any mortgage, lien (as such term is defined in Section 101(37) of the Bankruptcy Code including any mechanic’s, materialmen’s, statutory and any other consensual or non-consensual lien), security interest, charge, hypothecation, deed of trust, pledge, right of use, first offer or refusal, easement, servitude, restrictive covenant, lease, sublease, covenant, right of way, option, Claim, restriction on transfer or otherwise, interest, encroachment or encumbrance of any kind.

“Material Adverse Effect” means (i) a material adverse effect on the Purchased Assets (taken as a whole), or (ii) a material adverse effect on the ability of the Sellers (taken as a whole) to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement other than an effect resulting solely from an Excluded Matter.  “Excluded Matter” means any one or more of the following:  (i) the announcement of the signing of this Agreement or the filing of the Petition, compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby, (ii) reasonably anticipated events, conditions, circumstances, developments, changes or effects arising out of the filing of the Petition, (iii) actions or omissions taken or not taken by or on behalf of the Sellers or any of their respective Affiliates at the express request, or with the consent, of the Purchaser or its Affiliates, (iv) actions taken by the Purchaser or its Affiliates, other than as contemplated by this Agreement, (v) failure of any Seller to meet any internal or published projections, forecasts, estimates or predictions it being the understanding of the parties hereto that the underlying cause of such failure may otherwise constitute a Material Adverse Effect if such event is not otherwise excluded from the definition of Material Adverse Effect, (vi) events covered by Section 2.7 hereof, (vii) the failure of one or more JV Entity to have good and marketable title to, or a valid leasehold interest in, the JV Real Property free and clear of all Liens other than Permitted Liens, (viii) changes or proposed changes in Law or interpretations thereof by any Governmental Body (ix) changes or proposed changes in generally accepted accounting principles in the United States or elsewhere, (x) changes which generally affect the national or regional markets for residential housing, (xi) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets and (xii) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war; provided that, in the case of clauses (viii) through (xii), inclusive, such events, changes, conditions, circumstances, developments or effects shall be taken into effect in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a material and disproportionate adverse effect on the Business, the Purchased Assets, the Assumed Liabilities or the Sellers as compared to other similarly affected persons.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Outside Date” means the later of (x) (i) with respect to any termination of this Agreement by Purchaser, the earlier of (x) July 15, 2010 or, if the Sale Order is entered after July 8, 2010, the date which is five (5) Business Days after the Sale Order is entered, and (y) August 15, 2010; and (ii) with respect to any termination of this Agreement by Sellers, August 31, 2010 and (y) in the event that any filings with respect to the transactions hereunder are made under the HSR Act or other Antitrust Laws, five (5) Business Days after expiration or early termination of any applicable notice period under the HSR Act or such other Antitrust Laws.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means:  (a) easements, covenants or similar encumbrances and which do not interfere with the development or intended use of any Individual Property for residential single family houses, townhomes or condominium units, (b) with respect to any Individual Property that is subject to a Purchased Lease, statutory Liens creating a security interest in favor of landlords with respect to property of the Sellers which do not interfere with the current use of such leased real property by the Sellers in any material respect, (c) Liens for any Tax not yet due and payable , (d) Liens for any Tax due but not delinquent or being contested in good faith, (e) Liens from which the Purchased Assets are sold free and clear pursuant to the Sale Order and (f) easements, covenants or similar encumbrances as listed on the title policy issued when Seller acquired the Individual Property.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” means March 1, 2010.

“Purchased Contracts” means those Contracts set forth on Schedule 1.1(e), as the same may be updated from time to time in accordance with this Agreement, all of which shall be assumed by Sellers and assigned to Purchaser at Closing, and any licenses of architectural drawings or similar materials included in the Purchased Assets under which a Seller is licensee, all of which shall be assumed by Sellers and assigned to Purchaser at Closing.  Notwithstanding anything to the contrary contained in this Agreement, Schedule 1.1(e) may be amended or supplemented at any time prior to Closing (i) by Purchaser, in its sole discretion without the consent of Sellers, to delete any Contracts from Schedule 1.1(e), (ii) by Sellers, but only with the prior consent of Purchaser, to add or delete any Contracts to or from Schedule 1.1(e), and (iii) by Purchaser, but only with the prior consent of Parent, to add any Contracts to Schedule 1.1(e) except those related solely to the Excluded Developments.

“Purchased Leases” means those leases set forth on Schedule 1.1(f), all of which shall be assumed by Sellers and assigned to Purchaser at Closing.  Notwithstanding anything to the contrary contained in this Agreement, Schedule 1.1(f) may be amended or supplemented at any time prior to Closing (i) by Purchaser, in its sole discretion without the consent of Sellers, to delete any leases from Schedule 1.1(f), (ii) by Sellers, but only with the prior consent of Purchaser, to add or delete any leases to or from Schedule 1.1(f), and (iii) by Purchaser, but only with the prior consent of Parent, to add any leases to Schedule 1.1(f) except those related solely to the Excluded Developments.

“Qualified Bid” means a Qualified Bid as defined in the Sale Motion.  This Agreement shall be deemed to be a Qualified Bid.

“Qualified Development Costs” means all costs, fees and expenses (x) in the case of the Estimated Closing Adjustment, paid by or on behalf of any Seller after February 28, 2010 and prior to the Closing, and (y) in the case of the Closing Date Schedule, paid, incurred or accrued by or on behalf of any Seller after February 28, 2010 and prior to the Closing, which (with respect to such incurred or accrued items) are paid prior to the delivery of the Closing Date Schedule, in each case, relating to the construction or improvement of Scheduled Real Property that are properly capitalized in accordance with generally accepted accounting principles, but excluding any interest expense or overhead expenses (except in the case of the Real Property listed on Schedule 1.1(g), with respect to which payments of interest expense paid by the Sellers in connection with the acquisition of such property shall be included), provided that such costs, fees, and expenses with respect to any phase of construction, on an aggregate basis, shall not exceed 103% of the applicable amount for such phase of construction set forth on the construction budget attached hereto as Schedule 1.1(h) (and subject to any subsequent changes thereto on account of customer change orders and other adjustments to homes under construction, in each case to the extent there is a corresponding increase in the sale price of the applicable home, or the conversion of model homes).

“Qualified Offsets” means the sum of—

               (i)           the amount of the cash purchase price, net of closing costs as set forth on the applicable HUD-1 (such closing costs not to exceed 5% of the gross sales price in the aggregate for all units closed), received by the Sellers in respect of sales of Scheduled Real Property which close after February 28, 2010 and prior to the Closing (an illustration of the application of this clause (i) is set forth in Schedule 1.1(i) attached hereto; the principles reflected in such illustration shall be used in applying this clause (i) for purposes of the Closing Adjustment); and

               (ii)          the amount of any net purchase price reductions or other concessions agreed to by a Seller after February 28, 2010 and prior to the Closing with respect to a contract for the sale of Scheduled Real Property dated prior to February 28, 2010; and

               (iii)(a)  with respect to any unit (other than a model home) for which a sales contract is entered into after February 28, 2010, but prior to the Closing, the amount by which the net sales price for such unit is less than the average net selling price of the backlog for a comparable unit in the applicable community as set forth in the column entitled “Net Selling Price” in the February 28, 2010 Backlog report provided to Purchaser (a copy of which is attached hereto as Schedule 1.1(j)), or, if there is no backlog for purposes of this comparison, the average net sales price of homes conveyed to buyers over the preceding 12 months for a comparable unit in the applicable community; and

(b) as to model homes for which a sales contract is entered into after February 28, 2010, but prior to the Closing, the amount by which the net sales price for such unit is less than 75% of the stated “Net Selling Price” for such unit as set forth on Schedule 1.1(k), unless such model home sale contract is otherwise consented to in advance by Purchaser; and

               (iv)        an amount equal to 10% of the net sales price for any contract for the sale of Scheduled Real Property (but excluding homes in backlog whose construction status is Stage 0 or Stage 1) dated prior to February 28, 2010 that is cancelled after February 28, 2010 and for which a new sales contract has not been executed as of the Closing Date; provided that the amount calculated under this clause (iv) shall not be applied as a Qualified Offset unless the calculated amount is greater than $2.0 million, and then the amount of the Qualified Offset under this clause (iv) shall be equal to the excess of the calculated amount over $2.0 million; and provided further that the amount of the Qualified Offset under this clause (iv) as so calculated shall in no event exceed $2.0 million.

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, post-closure, settlement, or any other action taken in connection with the suspected, threatened or actual release of hazardous substances or the violation of any environmental law.

“Sale Motion” means the Sellers’ Motion pursuant to Section 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 6004 and 6006 for (i) approval of procedures in connection with the sale of all or substantially all of the Sellers’ assets, (ii) authorization to enter into this Agreement and approval of the Sale Order (subject to higher and better offers) in connection therewith, and (iii) approval of the Bidding Procedures Order (including the setting of related auction and hearing dates), as the same may be amended in form and substance reasonably satisfactory to Purchaser.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and Parent approving this Agreement and all of the terms and conditions hereof, and approving and authorizing the Sellers to consummate the transactions contemplated hereby.  Without limiting the foregoing, the Sale Order shall, among other things, (i) approve the sale of the Purchased Assets to the Purchaser (including the assumption by Sellers and assignment to Purchaser of the Purchased Contracts and Purchased Leases) on the terms and conditions set forth in this Agreement and authorize and direct the Sellers to proceed with the transactions contemplated under this Agreement, (ii) include a finding that Purchaser is a good faith purchaser of the Purchased Assets under Section 363(m) of the Bankruptcy Code, (iii) state that the Purchased Assets shall be sold and transferred to Purchaser free and clear of all Liens and Liabilities except for Permitted Liens and Assumed Liabilities (iv) state that the interest in, and claims and rights under, the Purchased Contracts and Purchased Leases shall be assumed by Sellers and assigned to Purchaser notwithstanding any provision in any such contract or lease or applicable Law that prohibits, restricts or conditions the assignment or transfer of such contract or lease; (v) provide that, as of the Closing, any and all defaults existing under Purchased Contracts or Purchased Leases as of the Closing shall be deemed cured and no counter-party to any Purchased Contract or Purchased Lease shall have any rights against Sellers, Purchaser or under such Purchased Contract or Purchased Lease on account of such defaults, except the right to payment from Purchaser of any Assumed Cure Amount required to be paid with respect to such Purchased Contract or Purchased Lease, (vi) provide for a waiver of the stays contemplated by Rules 6004(h) and 6006(d) of the Bankruptcy Rules; and (vii) include a finding that Purchaser has not engaged in any of the acts prohibited by Section 363(n) of the Bankruptcy Code.

“Scheduled Real Property” means all real property listed on Schedule 2.1(a).

“Sellers’ Assumed Cure Amounts” means any Assumed Cure Amounts payable with respect to Sellers’ Assumed Cure Amounts Contracts.

“Sellers’ Assumed Cure Amounts Contract” means any contract for the sale of homes by Sellers to homebuyers and/or other Purchased Contracts or Purchased Leases, the assignment of which is required in order for the Sellers to perform their respective obligations to transfer to Purchaser at Closing title to the Real Property and interests in the JV Investors.

“Survey” means a survey of each Individual Property obtained by Purchaser pursuant to Section 2.10.

“Tax” means (i) all federal, state, local or foreign taxes (including any income tax, franchise tax, capital gains tax, capital tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, capital stock tax, withholding tax, payroll tax, employment tax, social security tax, unemployment tax, severance tax or occupation tax), (ii) all levies, assessments, tariffs, duties (including any customs duties), deficiencies or similar charges (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body and (iii) any item of another Person described in clause (i) or (ii) for which a taxpayer is liable as a transferee or successor, by reason of Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), or by contract, indemnity or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes.

“Termination Fee” means an amount equal to two percent (2.0%) of the Base Purchase Price.

“Title Commitment” means an ALTA Owner’s Title Insurance Commitment issued or to be issued to Purchaser with respect to each Individual Property.

“Title Company” means First American Title Insurance Company.

SECTION 1.2     Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated.

Term	Section

Agreement	Introduction
Allocation Schedule	Section 2.12
Antitrust Division	Section 8.4(a)
Antitrust Laws	Section 8.4(b)
Assignment and Assumption Agreement	Section 4.2(c)
Assumed Liabilities	Section 2.3
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Base Purchase Price	Section 3.1
Bill of Sale	Section 4.2(b)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Date Schedule	Section 3.2(b)
Commitments	Section 8.12
Competing Bid	Section 7.1(a)
Competing Transaction	Section 4.6(d)
Condemnation	Section 2.7(b)
Confidentiality Agreement	Section 8.6
Damage or Destruction Loss	Section 2.7
Disclosure Schedule	Article V
Dispute Notice	Section 3.2(c)
Environmental Holdback Amount	Section 2.9(b)
Estimated Closing Adjustment	Section 3.2(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Excluded Matter	Definition of Material Adverse Effect
FTC	Section 8.4(a)
HOA	Section 2.1(n)
Holdback Amount	Section 3.1(b)
IP Assignments	Section 4.2(e)
JV Assignment	Section 4.2(b)
Parent	Introduction
Purchase Price	Section 3.1
Purchased Assets	Section 2.1
Purchaser	Introduction
Purchaser Documents	Section 6.2

Term	Section

Purchaser’s Environmental Diligence	Section 2.9(a)
Real Property	Section 2.1(a)
Remediation Cost	Section 2.9(c)
Review Period	Section 3.2(c)
Sale Order Approval Date	Section 7.1(a)
Section	Section 1.3(a)
Seller	Recitals
Seller Documents	Section 5.2
Sellers	Recitals
Sellers’ Assumed Cure Amounts Purchase Price Reduction	Section 3.1(c)
Selling Affiliates	Introduction
Substitute Commitments	Section 8.12
Title Objection	Section 2.10(a)
Title Objection Notice	Section 2.10(a)
Transfer Taxes	Section 12(a)

SECTION 1.3      Other Definitional and Interpretive Matters.

(a)        Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section References.  All section references contained herein, unless otherwise specified, shall refer to sections of this Agreement.

(b)        The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

SECTION 2.1      Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser all of the Sellers’ right, title and interest in, to and under the Purchased Assets free and clear of all Liens and all Liabilities, other than Permitted Liens, and Assumed Liabilities.  “Purchased Assets” shall mean the following assets of the Sellers (but excluding Excluded Assets) as of the Closing:

(a)        all real property (collectively, the “Real Property”) owned by Sellers or any of them at any Individual Property, including the number of subdivided lots for each Individual Property set forth on Schedule 2.1(a), together with all buildings, structures (surface and sub surface), improvements and fixtures located thereon, whether completed or partially constructed, and all rights, privileges and appurtenances pertaining thereto, including all of the Sellers’ right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements and strips or gores of land adjacent thereto, but excluding any building lots and buildings constructed thereon that are sold and conveyed by Sellers to residential homebuyers in the ordinary course of business prior to the Closing (it being acknowledged that title to the JV Real Property is not held by Sellers but, instead, by entities in which the Sellers have an ownership interest);

(b)        all accounts receivable of the Sellers relating to or arising out of the Real Property or the other Purchased Assets (and excluding, for the avoidance of doubt, accounts receivable in respect of sales proceeds for real estate closings for building lots and buildings constructed thereon that are sold and conveyed by Sellers to buyers in the ordinary course of business prior to Closing but for which the sale proceeds have not been received by Sellers prior to Closing);

(c)        the Purchased Contracts and all rights of Sellers thereunder;

(d)        the Controlled Jobs;

(e)        the Purchased Leases and all rights of Sellers thereunder, together with all improvements on, and fixtures and other appurtenances to, the leased property and rights in respect thereof;

(f)         all inventory, supplies, materials and other personal property related to or used in connection with the Real Property or the other Purchased Assets, including any furniture, furnishings, fixtures, rugs, mats, carpeting, appliances, computers, televisions, other electronic equipment, plumbing fixtures and other equipment located in any model homes included in the Real Estate;

(g)        all of Sellers’ right, title and interest in and to all customer and other deposits (including earnest money deposits and security deposits and interests to escrows) held in segregated accounts and prepaid charges and expenses of the Sellers related to or used in connection with the Real Property or the other Purchased Assets;

(h)        all rights of the Sellers under any warranties relating to improvements to the Real Property or other Purchased Assets;

(i)         the right of Sellers to any insurance proceeds and condemnation proceeds in respect of the Real Property, the other Purchased Assets or the Assumed Liabilities;

(j)         all Intellectual Property owned and/or used by Seller in connection with the Purchased Assets;

(k)        all Documents that are used, or held for use, in connection with the Real Property or the other Purchased Assets, but excluding any Documents primarily related to or are required to realize the benefits of any Excluded Asset; provided, however, that the Sellers shall have continued access to such Documents (or copies thereof) as are necessary or appropriate to administer the Bankruptcy Case;

(l)         all Permits and pending applications for Permits used in, held for use in or intended to be used in connection with the Purchased Assets;

(m)       all rights of each Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of such Seller or with third parties to the extent relating to the Real Property or the other Purchased Assets set forth in this Section 2.1, to the extent assignable;

(n)        all right, title and interest of Sellers in and to any homeowner associations or similar organizations (“HOAs”), including as “declarant” under the applicable HOA Documents;

(o)        Sellers’ interests in the JV Investors; and

(p)        all other assets that are used or held for use in connection with or related to the Purchased Assets listed on Schedule 2.1(p).

SECTION 2.2      Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Sellers shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean any assets of the Seller other than the Purchased Assets, including all interests and rights of the Sellers in and to solely the following assets:

(a)        all cash, cash equivalents, bank deposits or similar cash items of Seller and its subsidiaries other than cash items included in the Purchased Assets pursuant to Section 2.1(g);

(b)       all right, title and interest in respect of the Excluded Developments;

(c)        all of the Sellers’ deposits or prepaid charges and expenses paid in connection with or relating to any other Excluded Assets set forth in this Section 2.2;

(d)        all Contracts other than the Purchased Contracts and the Purchased Leases;

(e)        any Tax receivable, Tax refund, Tax deposit or other Tax asset;

(f)         any rights, Claims or causes of action (including causes of action under chapter 5 of the Bankruptcy Code, rights of indemnity, warranty, contribution or reimbursement) of any Seller not related to or arising out of the Purchased Assets;

(g)        any Documents not transferred under Section 2.1;

(h)        all rights of the Sellers under this Agreement and the other documents contemplated hereby, and all consideration receivable pursuant thereto;

(i)         all ownership interests in the Selling Affiliates; and

(j)         Seller’s right, title and interest in the other assets, if any, set forth on Schedule 2.2(j).

SECTION 2.3      Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing Date, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”); provided, however, that in no event shall the Assumed Liabilities include any of the Excluded Liabilities:

(a)        all Liabilities of the Sellers under the Purchased Contracts and the Purchased Leases, but solely to the extent such Liabilities arise under the Purchased Contracts and the Purchased Leases in accordance with their terms following the Closing, except as set forth in Section 2.3(e);

(b)        all Liabilities arising out of or in connection with the ownership or operation of the Purchased Assets following the Closing, including those Liabilities set forth on Schedule2.3(b);

(c)        all Liabilities arising following the Closing under the HOA Documents;

(d)        the Transfer Taxes payable by Purchaser pursuant to Article XI;

(e)        the Assumed Cure Amounts; and

(f)         all Liabilities for customer deposits related to the Real Property to the extent delivered to Purchaser or for which Purchaser receives a credit at Closing.

SECTION 2.4      Excluded Liabilities.  Other than the Assumed Liabilities, Purchaser will not assume, be liable for, have any responsibility for or otherwise become obligated in respect of any actual, unliquidated or contingent liabilities or any other obligations of any Seller or arising out of, relating to or otherwise in respect of the Business (the “Excluded Liabilities”), including the following Liabilities:

(a)        all Liabilities arising out of or related to the Excluded Assets;

(b)        all Liabilities under or with respect to (i) any Employee Benefit Plan, (ii) Sections 412, 4971 and 4980B of the Internal Revenue Code, 26 U.S.C. § 1 et seq. (the “Code”), or Title IV or Section 302 of ERISA with respect to any employee benefit plan that is or has been maintained or contributed to by any of the Sellers or any entity with which any of the Sellers is considered a single employer under Section 414 of the Code, or (iii) any current or former Business employees and their compensation and benefits, including any severance, retention or similar payments due or that become payable in connection with actions taken under this Agreement;

(c)        any post-petition debt or administrative expense debt other than the Assumed Cure Amounts;

(d)        any indebtedness for borrowed money or other interest bearing obligations;

(e)        any amounts payable to any Affiliates of the Sellers;

(f)         any damages or Liabilities arising out of or in connection with any litigation pending, or claims arising, against Seller or any Selling Affiliate that is not otherwise an Assumed Liability;

(g)        any Liability arising out of or in connection with a violation of any Law by the Sellers, whether before or after the Closing, including any violations of Law relating to occupational safety and health or discrimination on the basis of age, race, creed, color or disability, or any conduct prohibited by the Foreign Corrupt Practices Act of 1977;

(h)        any Liabilities arising under environmental laws from facts, circumstances or conditions existing, initiated or occurring on or prior to the Closing Date (including but not limited to administrative or civil fines or penalties for violations of environmental laws, or Remediation or response costs for contamination);

(i)         any employment agreements, retirement or pension plans of Sellers and post-retirement benefits of any type or nature, whether funded or unfunded;

(j)         any Liability under the Worker Adjustment and Retraining Notification Act (or any similar state or local law);

(k)        land development and related Liabilities for the Individual Properties set forth on Schedule 2.4(k);

(l)         any Liability associated with the environmental escrow arrangement and sale relating to an individual lot in Westhampton Woods with an underground storage tank;

(m)       all Liabilities relating to amounts required to be paid by each Seller hereunder; and

(n)        all Liabilities not expressly listed in this Section 2.4, other than Assumed Liabilities.

SECTION 2.5      Assignment and Assumption; Assumed Cure Amounts.

(a)        Assignment and Assumption.  At the Closing, Sellers shall assume and assign to Purchaser the Purchased Contracts and the Purchased Leases pursuant to Sections 363 and 365 of the Bankruptcy Code.

(b)        With respect to each Purchased Contract or Purchased Lease for which an Assumed Cure Amount is payable, Purchaser shall pay such Assumed Cure Amount directly to the counter-party to such Purchased Contract or Purchased Lease, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order, the Sale Order or any other applicable order of the Bankruptcy Court, provided, however, that in no event shall Purchaser be required to pay any such Assumed Cure Amount prior to the Closing.

(c)        Parent or Sellers shall not reject, amend or modify any Purchased Lease or Purchased Contract without the prior written consent of Purchaser.

SECTION 2.6      Further Conveyances and Assumptions.  From time to time following the Closing, Parent and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, boundary line adjustment agreements, acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents, including in each case with respect to any Individual Properties as to which the purchase thereof is deferred in accordance with this Agreement, and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

SECTION 2.7      Casualty Events, Condemnation.

(a)        In the event of any damage to or destruction of any Purchased Asset (other than normal wear and tear) after the date of this Agreement and prior to the Closing (in any such case, a “Damage or Destruction Loss”), Seller shall give notice thereof to the Purchaser.  If any such Damage or Destruction Loss is covered by policies of insurance, all right and claim of the Sellers to any proceeds of insurance for such Damage or Destruction Loss shall be assigned and (if previously received by the Sellers and not used prior to the Closing Date to repair any damage or destruction) paid to the Purchaser at Closing.  To the extent such Damage or Destruction Loss is not covered by policies of insurance, the Purchaser shall have the right to reduce the Purchase Price by an amount equal to (i) the estimated cost to repair or restore the Purchased Assets affected by such Damage or Destruction Loss (the “Affected Assets”) to their condition immediately prior to the occurrence of such Damage or Destruction Loss or (ii) if such Affected Assets are destroyed or damaged beyond repair, the replacement cost of the Affected Assets and all compensation payable on account of such Damage or Destruction Loss shall be retained by the Sellers.  If the Purchaser elects to reduce the Purchase Price pursuant to this Section 2.7, Parent and the Purchaser shall negotiate in good faith to agree upon the amount of such reduction.  If the parties are unable to reach agreement within five (5) Business Days after notice of the Damage or Destruction Loss is given by the Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the Parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either Party) whose determination of such reduction shall be final and binding upon the parties.  In addition, with respect to any Damage or Destruction Loss covered by policies of insurance, at Closing, Purchaser shall receive a credit for any deductible amounts under any such insurance policies.

(b)        In the event of a taking of any portion of the Purchased Asset after the date of this Agreement and prior to the Closing (in any such case, a “Condemnation”), the Seller shall give notice thereof to the Purchaser.  At Closing, Sellers shall assign to Purchaser their right to the proceeds of a Condemnation or, if received by any Sellers prior to Closing, Purchaser shall receive a credit against the Purchase Price for any Condemnation Proceeds received by Sellers.

SECTION 2.8      Bulk Sales Laws.  Purchaser hereby waives compliance by any Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

SECTION 2.9      Environmental Matters.

(a)        Until June 1, 2010, Purchaser will have the right, at its sole cost and expense, to perform environmental investigations of the Real Property, including but not limited to, Phase I and Phase II environmental site assessments (“Purchaser’s Environmental Diligence”) and Sellers shall reasonably cooperate with Purchaser in the performance of Purchaser’s Environmental Diligence.  In connection therewith, Purchaser, its agents or employees, will not enter upon any of the Real Property without twenty-four (24) hours prior notice to Parent, and all tests or inspections will be scheduled and conducted in a manner which does not violate applicable law or interfere with any Selling Affiliate’s development work on any portion of the Real Property.  Purchaser, at Purchaser’s sole cost and expense, shall promptly repair any damage to the Real Property caused in connection with any investigations conducted by Purchaser on the Real Property pursuant to this Section 2.9.  Moreover, prior to any entry upon any portion of the Real Property, Purchaser will deliver to Parent a certified copy of a commercial general liability insurance policy with limits of not less than One Million Dollars ($1,000,000.00), combined single limit, insuring against claims for personal injury or death or property damage occasioned by accidents occurring on the Real Property and relating to or arising out of Purchaser’s activities pursuant to this Section 2.9.  Purchaser shall promptly provide to Parent copies of any reports or other results of Purchaser’s Environmental Diligence.

(b)        If, on or before June 1, 2010, Purchaser notifies Parent in writing that Purchaser’s Environmental Diligence has identified an issue which requires Remediation of any Individual Property in order for such Individual Property to comply with environmental standards applicable to residential real estate (as recommended by the applicable consultant conducting such Purchaser’s Environmental Diligence), the parties will proceed to Closing with respect to such Individual Property and a portion of the Holdback Amount, equal to the reasonable, good faith estimate as agreed by Parent and Purchaser, of the total future costs to complete Remediation at the specified Individual Properties (but in no event more than $1 million in aggregate with regard to all issues and Individual Properties requiring Remediation) (such amounts, collectively, the “Environmental Holdback Amount”), shall be designated to secure the performance of such Remediation (with any amounts of such designated portion in excess of the actual cost of such Remediation released to Parent in accordance with the terms of the Escrow Closing Agreement).  If Purchaser does not notify Parent of any issues on or before June 1, 2010, it shall be deemed to have waived any objections or claims with respect thereto.  For the avoidance of doubt, no portion of the Holdback Amount shall be designated to secure Remediation of the matters disclosed to Purchaser prior to the date hereof, the cost of which Remediation shall be for Purchaser’s account.

(c)        Purchaser shall be entitled to obtain reimbursement for the actual third party costs and expenses in performing Remediation at the sites identified in paragraph (b) above (“Remediation Costs”) solely from and to the extent of the Environmental Holdback Amount held by the Escrow Agent.  To obtain such reimbursement, Purchaser shall first present such request for reimbursement to Parent with a copy to the Escrow Agent, along with invoices reflecting the Remediation Costs for which Purchaser is then seeking reimbursement.  Unless Parent objects to such request in a written notice delivered to Purchaser, with a copy to the Escrow Agent, within ten (10) Business Days after the receipt of such request, Escrow Agent shall disburse funds to the Purchaser from the Environmental Holdback Amount on the fifteenth (15th) Business Day after the date of the reimbursement request.  If Parent objects to the reimbursement request, the Escrow Agent shall disburse the funds subject to such objection to Purchaser only after receipt of a notice signed by Parent and Purchaser stating that the dispute has been resolved and setting forth the amount to be disbursed to Purchaser.  At such time as Purchaser has completed any Remediation identified in accordance with paragraph (b) above and has been reimbursed for such Remediation Costs, Purchaser shall provide a notice to the Escrow Agent directing the Escrow Agent to disburse to Parent the remaining balance, if any, of the Environmental Holdback Amount and the Escrow Agent shall disburse such funds within five (5) Business Days after the date of such notice.

SECTION 2.10    Title and Survey.

(a)        Until June 1, 2010, Purchaser may, at its sole cost and expense, obtain a Title Commitment covering all or some of the Individual Properties from the Title Company and may, at Purchaser’s option and at its sole cost and expense, obtain a current Survey of all or any portion of all or some of the Individual Properties.  Until June 1, 2010, Purchaser may deliver, from time to time, written notice (a “Title Objection Notice”) to Parent identifying any exceptions to title or any survey matters affecting any Individual Property which are not Permitted Liens (within clauses (a), (b), (c), (e), and (f) of the definition thereof) (“Title Objections”) which are disclosed in the Title Commitment or Survey.  Any title or survey matters affecting any Individual Property which are not identified by Purchaser as Title Objections pursuant to a Title Objection Notice delivered to Parent within the time period set forth above which exist on the Closing Date shall be conclusively deemed to be acceptable to Purchaser and shall thereafter be conclusively deemed to be part of the Permitted Liens for all purposes under this Agreement.

(b)        If Purchaser delivers written notice of Title Objections pursuant to a Title Objection Notice to Parent on or before June 1, 2010:

(i)         to the extent the Sellers are able to deliver good and marketable fee simple title to the applicable Individual Property, and provided that such Title Objections do not materially interfere with Purchaser’s ability to develop the applicable Individual Property as residential building lots, the parties shall proceed to Closing with respect to such Individual Property and the Purchase Price payable at the Closing shall be reduced by an agreed upon amount to reflect diminution of value of such Individual Property due to such Title Objections; provided, that Parent may exclude such Individual Property from the Closing and the Purchase Price payable at the Closing shall be reduced by the Purchase Price allocable to such Individual Property and at such time as Parent has cured such Title Objections Purchaser shall then purchase such Individual Property in accordance with the terms of this Agreement; and

(ii)        to the extent Sellers are unable to deliver good and marketable fee simple title to the Individual Property, or to the extent that the Title Objections would materially interfere with Purchaser’s ability to develop the applicable Individual Property as residential building lots, the parties shall proceed to Closing without Purchaser acquiring such Individual Property, and the Purchase Price payable at the Closing shall be reduced by the amount of the Purchase Price allocable to such Individual Property.

In the event that Purchaser and Sellers are unable to agree upon the manner in which a Title Objection is to be resolved in accordance with this paragraph, then the applicable Individual Property shall be excluded from the Closing, the Purchase Price payable at the Closing shall be reduced by the Purchase Price allocable to such Individual Property, and, at such time as such dispute has been resolved, Purchaser shall purchase such Individual Property in accordance with the terms of this Agreement, subject to the terms upon which the disputed Title Objection shall have been resolved.

SECTION 2.11    Assignment of HOA Documents.  To the extent that a Seller is the declarant, or an assignee of a declarant, under the applicable HOA Documents for an Individual Property, such Seller shall obtain all necessary consents (other than consents of any Governmental Body) to assignment of its rights as declarant, or assignee of a declarant, and shall duly and validly assign all such rights to Purchaser at Closing; provided, in the event that any such assignment is not effected as to any Individual Property at Closing, Purchaser may exclude such Individual Property from the Closing and the Purchase Price payable at the Closing shall be reduced by the Purchase Price allocable to such Individual Property; provided, further, that at such time as such Seller is capable of effecting such assignment, Purchaser shall acquire such Individual Property upon payment of the Purchase Price allocable to such Individual Property.  Seller shall use commercially reasonable efforts to obtain such consents (and cooperate with Purchaser obtaining such consents of Governmental Bodies and until receipt thereof, at Purchaser’s sole cost, expense, and liability, Seller shall take such other actions as declarant thereunder that Purchaser may reasonably request) and effect such assignments for each Individual Property, including with respect to any Individual Properties excluded from Closing pursuant to this Section 2.11.  Once such consents are obtained and such assignments are effected, Purchaser shall purchase such Individual Properties in accordance with the terms of this Agreement.

SECTION 2.12    Allocation of Purchase Price.  Prior to the Closing Date, Purchaser shall deliver to Parent a schedule (the “Allocation Schedule”) setting forth its proposed allocation of the Purchase Price (including the Assumed Liabilities) among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Parent agrees that promptly after receiving said Allocation Schedule, it shall return an executed copy thereof to Purchaser with any proposed adjustments thereto.  Purchaser and Parent shall promptly thereafter agree on allocations of the Purchase Price that satisfy applicable law and regulations.  Purchaser and Parent each agree to use such allocations for purposes of paying any transfer or similar Taxes and to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule.  Purchaser and Parent each agree to provide the other promptly with any other information required to complete Form 8594.

ARTICLE III
CONSIDERATION

SECTION 3.1      Consideration.  At the Closing, as consideration for the Purchased Assets, Purchaser shall (a) pay to Seller an amount in cash equal (i) to $170,000,000 (the “Base Purchase Price”), minus (ii) any Purchase Price reduction pursuant to Sections 2.7, 2.9(b), 2.10(b), 2.11, 8.2, 9.1(a), or 9.1(c), plus (iii) any Purchase Price increase pursuant to Section 8.12, plus (iv) the Estimated Closing Adjustment (which amount may be positive or negative), minus (v) the Sellers’ Assumed Cure Amounts Purchase Price Reduction (as determined in Section 3.1(c)) (as so adjusted, the “Purchase Price”), and (b) assume the Assumed Liabilities.  The Purchase Price shall be payable as follows:

(a)        On or prior to the first Business Day following the date of this Agreement, Purchaser shall pay to the Escrow Agent one half of the Deposit to be held in escrow pursuant to the terms and conditions of this Agreement and the Escrow Deposit Agreement.  On or prior to the deadline for submitting Qualified Bids, Purchaser shall pay to the Escrow Agent the balance of the Deposit to be held in escrow pursuant to the terms and conditions of this Agreement and the Escrow Deposit Agreement.

(b)        On the Closing Date, Purchaser shall:

  (i)       pay an amount to Parent, by wire transfer of immediately available funds into an account designated by Parent, equal to ninety percent (90%) of the Purchase Price less the Deposit (which Deposit shall be released by the Escrow Agent to Parent); and

  (ii)      deposit into an account with the Escrow Agent, subject to the terms of the Escrow Closing Agreement, an amount equal to ten percent (10%) of the Purchase Price (such amount, the “Holdback Amount”).  The parties hereby agree that the Holdback Amount shall only be released to the Purchaser in connection with an adjustment pursuant to Section 3.2 or a reimbursement pursuant to Section 2.9 and if not otherwise so released shall be released to Parent on the later of (x) 60 days after the Closing and (y) the resolution of any dispute with respect to an adjustment pursuant to Section 3.2 (or, in the case of any Holdback Amount designated to secure performance of Remediation under Section 2.9, upon completion of such Remediation in a manner reasonably mutually satisfactory to the parties); provided, that Sellers’ obligation to pay Purchaser pursuant to Section 3.2 shall not be limited to the Holdback Amount; provided further, that if Parent (i) disputes the calculation of the Closing Adjustment and delivers a Dispute Notice under Section 3.2(c), or (ii) objects to a request for reimbursement in connection with the performance of Remediation pursuant to Section 2.9, upon resolution of such dispute or objection in accordance with Sections 3.2(c) or 2.9, respectively, the parties shall deliver to the Escrow Agent a joint written notice signed by Parent and Purchaser stating that the dispute or objection, as the case may be, has been resolved and setting forth the amounts to be disbursed to Purchaser or released to Parent, as applicable.

(c)        For purposes of Section 3.1, the “Sellers’ Assumed Cure Amounts Purchase Price Reduction” shall be an amount equal to: (i) the aggregate amount of all Sellers’ Assumed Cure Amounts that have been approved by the Bankruptcy Court on or prior to the Closing Date, plus (ii) the aggregate amount of all Estimated Seller Assumed Cure Amounts.  An “Estimated Seller Assumed Cure Amount” shall mean the cure amount alleged to be payable as of the Closing Date, by a party to a Sellers’ Assumed Cure Amounts Contract other than the Sellers, for a Sellers’ Assumed Cure Amounts Contract for which the Sellers’ Assumed Cure Amounts has not been approved by the Bankruptcy Court on or prior to the Closing Date.  Notwithstanding anything to the contrary contained herein, for each Sellers’ Assumed Cure Amounts Contract for which the Sellers’ Assumed Cure Amounts has not been approved by the Bankruptcy Court on or prior to the Closing Date, upon approval by the Bankruptcy Court following the Closing of the actual amount of the Sellers’ Assumed Cure Amounts which is payable for such Sellers’ Assumed Cure Amounts Contract, Purchaser shall pay Sellers an amount equal to the excess, if any, of the Estimated Seller Assumed Cure Amount for such Sellers’ Assumed Cure Amounts Contract over such actual amount of the Sellers’ Assumed Cure Amounts payable for such Sellers’ Assumed Cure Amounts Contract, with such excess payment to be made within seven (7) Business Days after Sellers give Purchaser notice that the Bankruptcy Court has approved the actual amount of the Sellers’ Assumed Cure Amounts payable for such Sellers’ Assumed Cure Amounts Contract (which notice shall indicate the amount of the Sellers’ Assumed Cure Amounts approved by the Bankruptcy Court).

SECTION 3.2      Closing Adjustment.

(a)        Not later than three (3) Business Days before the Closing, the Parent shall deliver to the Purchaser a certificate of the Parent that sets forth in reasonable detail the Parent’s estimate of the Closing Adjustment (the “Estimated Closing Adjustment”), along with reasonable supporting detail therefor, and confirming that the Estimated Closing Adjustment was prepared in good faith.  The Estimated Closing Adjustment shall take into account only those Qualified Development Costs that have been paid by or on behalf of Seller prior to the Closing.

(b)        Calculation.  As promptly as practicable, but in no event later than forty-five (45) days following the Closing Date, the Purchaser shall, (i) cause to be prepared, a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Purchaser’s calculation of the Closing Adjustment and (ii) deliver to the Parent the Closing Date Schedule, together with a certificate of the Purchaser confirming that the Closing Date Schedule was prepared in good faith.  The Closing Date Schedule shall take into account all Qualified Development Costs that have been paid after February 28, 2010 and prior to the delivery of the Closing Date Schedule, provided that the costs, fees, and expenses related thereto were incurred after February 28, 2010 and prior to the Closing.

(c)        Review; Disputes.

(i)         The Purchaser and the Parent shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Date Schedule and the calculation of Closing Adjustment and in the conduct of the review referred to in this Section 3.2, including the making available to the extent necessary of books, records, work papers and personnel.  Upon request, Parent shall make available to Purchaser evidence of payment of all Qualified Development Costs reflected on the Closing Schedule.

(ii)        If the Parent disputes the calculation of the Closing Adjustment, then the Parent shall deliver a written notice disagreeing with the calculation and setting forth the Parent’s calculation of such amount (a “Dispute Notice”) to the Purchaser at any time during the fifteen (15) day period commencing upon receipt by the Parent of the Closing Date Schedule and the related certificate from the Purchaser, all as prepared by the Purchaser in accordance with the requirements of Section 3.2(b) (the “Review Period”).  The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)       If the Parent does not deliver a Dispute Notice to the Purchaser prior to the expiration of the Review Period, the Purchaser’s calculation of the Closing Adjustment set forth in the Closing Date Schedule shall be deemed final and binding on the Sellers and Purchaser for all purposes.

(iv)      If the Parent delivers a Dispute Notice to the Purchaser prior to the expiration of the Review Period, then the Parent and the Purchaser shall use commercially reasonable efforts to reach agreement on the Closing Adjustment.  If the Parent and the Purchaser are unable to reach agreement on the Closing Adjustment within fifteen (15) days after the end of the delivery of the Dispute Notice, either party shall have the right to refer such dispute to the Accountants for resolution and (i) each of the Purchaser and the Parent shall have a reasonable opportunity to submit to the Accountants a written statement of their positions as to any disputed issues with respect to the calculation of any of the Closing Adjustment; (ii) the Accountants shall determine the Closing Adjustment in accordance with the terms of this Agreement within fifteen (15) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Final Calculations”) to the Purchaser and the Parent; and (iii) the determination made by the Accountants of the Closing Adjustments shall be final and binding on the Sellers and the Purchaser for all purposes of this Agreement.  In calculating the Closing Adjustments, the Accountants (i) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Parent or the Purchaser, and no less than the lower amount calculated by the Parent or the Purchaser, as the case may be.  The Final Calculations shall reflect in detail the differences, if any, between the Closing Adjustment reflected therein and the Closing Adjustment set forth in the Closing Date Schedule.

(d)        Payment Upon Final Determination of the Closing Adjustment.

(i)         If (A) the Estimated Closing Adjustment is greater than (B) the Closing Adjustment, as finally determined in accordance with Section 3.2(c), then the Escrow Agent shall pay to the Purchaser an amount equal to the difference between the Estimated Closing Adjustment and the Closing Adjustment (from dollar one).

(ii)        If (A) the Closing Adjustment, as finally determined in accordance with Section 3.2(c), is greater than (B) the Estimated Closing Adjustment, then the Purchaser shall pay to the Sellers an amount equal to the difference between the Closing Adjustment and the Estimated Closing Adjustment (from dollar one).

(iii)       Any amounts payable pursuant to this Section 3.2(d) shall be paid in cash within three (3) Business Days following the final determination of the Closing Adjustment by wire transfer of immediately available funds to an account designated by Seller or Purchaser, as applicable.

SECTION 3.3      Sole Adjustments.  In determining the Base Purchase Price, the Purchaser has conducted its own investigation, analysis and evaluation of the assets, liabilities and financial condition of the Sellers and the Purchased Assets, including without limitation the vertical construction costs of homes under construction or to be constructed, site improvement budgets (including related to land expenditures, dedication costs, lot finishing, land entitlements, developer agreements, bonding requirements and contingencies), overhead, orders, cancellations, unit counts, homes under backlog (whether or not construction has commenced), impairment of the value of the Real Property, the documents relating to the JV Real Property and the Liabilities of the JV Investors in connection therewith.  Except to the extent expressly set forth in Sections 2.7, 2.9(b), 2.10(b), 2.11, 3.2, 8.2, 8.12, 9.1(a), or 9.1(c), the Purchase Price shall not be subject to adjustment, irrespective of any diligence performed by Purchaser or other events or developments subsequent to the date hereof.  In that regard, Purchaser acknowledges that Parent will record material additional impairment charges and accruals and other costs relating to the Purchased Assets and the restructuring and Bankruptcy Case in the financial statements to be delivered to Purchaser pursuant to Section 8.14.

ARTICLE IV
CLOSING AND TERMINATION

SECTION 4.1      Closing Date.  Subject to the satisfaction of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Cahill Gordon & Reindel llp located at 80 Pine Street, New York, New York (or at such other place as the parties may designate in writing) at 12 p.m. (eastern time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Sellers to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (eastern time) on the Closing Date.

SECTION 4.2      Deliveries by Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser:

(a)        subject to the provisions of Section 2.10 and Section 2.11, with respect to the Real Property (other than the JV Real Property), one or more special warranty deeds or local equivalents conveying the Real Property subject only to Permitted Liens;

(b)        an assignment and assumption agreement substantially in the form attached hereto as Exhibit D (the “JV Assignment”), and such other documents reasonably required by Purchaser, evidencing the transfer to Purchaser of the Sellers’ interests in the JV Investors;

(c)        a duly executed bill of sale substantially in the form attached hereto as Exhibit E (the “Bill of Sale”);

(d)        a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit F, with respect to the Purchased Leases and the Purchased Contracts (the “Assignment and Assumption Agreement”);

(e)        executed intellectual property assignments and licenses with respect to Documents and Intellectual Property included in the Purchased Assets, including any such Documents which respect to which the Sellers are licensees, all in form and substance reasonably acceptable to the parties and as may be necessary to assign or license, as the case may be, the Documents and Intellectual Property included in the Purchased Assets (such assignments and licenses, the “IP Assignments”);

(f)         the officer’s certificate required to be delivered pursuant to Section 9.1(a) and Section 9.1(b);

(g)        an affidavit of non-foreign status complying with the requirements of Treasury Regulation section 1.1445-2 from each Person treated as a Seller for United States federal income Tax purposes;

(h)        subject to the provisions of Section 2.11, with respect to any HOA, an assignment of all rights of Sellers as declarant under the applicable HOA Documents, in form and substance reasonably acceptable to the parties and in a form for recordation in the applicable land records together with a resignation executed by each individual designated or appointed to the board of directors or other governing body of any HOA by any Seller resigning from such board of directors or other governing body;

(i)         organizational documents, resolutions, incumbency certificates and other documents as to the authority of Sellers as may be required by the Title Company;

(j)         a so-called owner’s affidavit and such other documentation as may be required by the Title Company in order to issue one or more title insurance policies to Purchaser;

(k)        evidence, satisfactory to Purchaser in its sole discretion, that there will be no default under the organizational documents of the JV Entities after giving effect to the Closing;

(l)         all other instruments of conveyance and transfer (including applicable Transfer Tax forms and filings), in form and substance reasonably acceptable to Purchaser or as may be required by the Title Company, as may be necessary to convey the Purchased Assets to Purchaser or to issue policies of title insurance to Purchaser with respect to the Purchased Assets; and

(m)       possession of the Purchased Assets.

SECTION 4.3      Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller or the Escrow Agent:

(a)        the Purchase Price less the Deposit, in immediately available funds, as set forth in Section 3.1 hereof;

(b)        executed counterparts to the JV Assignments;

(c)        executed counterparts to the Bill of Sale;

(d)        executed counterparts to the Assignment and Assumption Agreement;

(e)        executed counterparts to the IP Assignments;

(f)         the officer’s certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(b); and

(g)        such other documents, instruments and certificates to evidence the assignment of the Purchased Assets and the assumption of the Assumed Liabilities as Seller may reasonably request.

SECTION 4.4      Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)        by Purchaser, if the Bankruptcy Court shall not have entered (i) the Bidding Procedures Order on or before the date that is ten (10) Business Days following the hearing at which the Bidding Procedures Order is considered, or (ii) the Sale Order on or before the date that is ten (10) Business Days following the hearing at which the Sale Order is considered, unless extended to a later date by mutual consent of Sellers and Purchaser;

(b)        by Purchaser or Sellers, if the Closing shall not have occurred by the close of business on the Outside Date; provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser, on the one hand, or any of the Sellers, on the other hand, then the breaching party (or parties) may not terminate this Agreement pursuant to this Section 4.4(b);

(c)        by mutual written consent of Parent and Purchaser;

(d)        by Purchaser, if on or prior to the Outside Date, any of the conditions to the obligations of Purchaser set forth in Section 9.1 or Section 9.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(e)        by the Sellers, if on or prior to the Outside Date, any condition to the obligations of the Sellers set forth in Section 9.2 or Section 9.3 shall have become incapable of fulfillment other than as a result of a breach by the Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by the Sellers;

(f)         by Purchaser, if there shall be a breach by Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.1 or Section 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) thirty (30) days after the giving of written notice by Purchaser to Parent of such breach and (ii) the Outside Date;

(g)        by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.2 or Section 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) thirty (30) days after the giving of written notice by Parent to Purchaser of such breach and (ii) the Outside Date;

(h)        by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i)         by Purchaser or Sellers, if the Bankruptcy Court shall enter an order approving a Competing Transaction; or

(j)         by Purchaser, if Parent or Sellers withdraw or seek authority to withdraw their motion seeking approval of the transactions contemplated by this Agreement, or announces any stand alone plan of reorganization or liquidation (or supports any such plan filed by any other party).

SECTION 4.5      Procedure Upon Termination.

(a)        In the event of termination by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Parent.

(b)        If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

SECTION 4.6      Effect of Termination.

(a)        Except as otherwise set forth in this Agreement, in the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the obligations of the parties set forth in this Section 4.6 and Section 8.6 and Section 8.7 hereof shall survive any such termination and shall be enforceable hereunder.

(b)        Except as otherwise expressly provided herein, nothing in this Section 4.6 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c)        Notwithstanding Section 4.6(a), if this Agreement is terminated pursuant to Section 4.4(a)(ii), (b), (d) (but only if Purchaser terminates this Agreement pursuant to such Section 4.4(d) by reason of the failure of the condition set forth in Section 9.1 or Section 9.3(b) to be satisfied), (e) (but only if Sellers terminate this Agreement pursuant to such Section 4.4(e) by reason of the failure of the condition set forth in Section 9.3(b) to be satisfied), (f), (i), or (j), then Sellers shall pay to Purchaser, by wire transfer of immediately available funds, within five (5) Business Days of such termination, the Expense Reimbursement.

(d)        Notwithstanding Section 4.6(a), if this Agreement is terminated other than pursuant to Section 4.4(c), (d) (unless Purchaser terminates this Agreement pursuant to such Section 4.4(d) by reason of the failure of the condition set forth in Section 9.1 or Section 9.3(b) to be satisfied), (e) (unless Sellers terminate this Agreement pursuant to such Section 4.4(e) by reason of the failure of the condition set forth in Section 9.3(b) to be satisfied), (g) or (h), and, within twelve (12) months after such termination, Parent and/or one or more of the Sellers sell, transfer or otherwise dispose, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, all or a material portion of the Purchased Assets or the homebuilding lots and real estate of the Parent and its subsidiaries located in any state other than New York acquired subsequently to the date hereof, in a transaction or series of transactions with one or more parties other than the Purchaser (such transaction or series of transactions, a “Competing Transaction”), then, at the closing of any such Competing Transaction, Sellers shall pay to Purchaser, by wire transfer of immediately available funds, the Termination Fee plus the Expense Reimbursement (reduced by the amount of any Expense Reimbursement previously paid hereunder) as liquidated damages, and not as a penalty, and Sellers shall have no other liability to Purchaser under this Agreement or in connection with the transactions contemplated hereby.

(e)        In the event of a termination of this Agreement other than pursuant to Section 4.4 (g), Sellers shall cause the Escrow Agent to return to Purchaser the Deposit, by wire transfer of immediately available funds within five (5) Business Days of such termination.  In the case of a termination pursuant to Section 4.4(g), Sellers shall be entitled to retain the Deposit without limitation of any other remedies available to it hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

Subject to such exceptions as are disclosed in the Disclosure Schedule delivered by the parties concurrently with the execution of this Agreement (the “Disclosure Schedule”), Parent and Sellers hereby represent and warrant to Purchaser as follows:

SECTION 5.1      Organization and Good Standing; Status of Sellers.

(a)        Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now conducted.  Parent is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.  Each Selling Affiliate and JV Investor is an entity duly organized, validly existing and in good standing under the laws of the state of its formation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now conducted.  Each Selling Affiliate and JV Investor is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b)       Each of the Sellers, other than OHI PA, LLC and OHI NJ, LLC, is a debtor in the Bankruptcy Case.

SECTION 5.2      Authorization of Agreement.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement and to which it is a party or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (such other agreements, documents, instruments or certificates, the “Seller Documents”), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller in accordance with their respective terms, subject only to entry of the Sale Order.

SECTION 5.3      Conflicts; Consents of Third Parties.

(a)        None of the execution and delivery by Parent of this Agreement or by each Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by each Seller with any of the provisions hereof or thereof will conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Sale Order, any Contract or Permit to which such Seller or any agreement or Permit to which any JV Investor is a party or by which any of the properties or assets of such Seller or any JV Investor are bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law.

(b)        No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by such Seller of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, and (ii) the entry of the Sale Order.

SECTION 5.4      Financial Advisors.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Sellers in connection with the transactions contemplated by this Agreement for which the Purchaser or any of its Affiliates could be liable.

SECTION 5.5      Title to Assets.

(a)        Upon receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, and consummation of the deliveries at the Closing, Parent and each of the Sellers shall have delivered to Purchaser, and Purchaser shall have, good and, as applicable, marketable title to, or a valid leasehold interest in, all of the Purchased Assets free and clear of all Liens other than Permitted Liens.  To the Knowledge of Seller, no portion of the Real Property or any improvement thereon is the subject of, or affected by, any condemnation or eminent domain proceedings or other proceeding challenging good and marketable title to the Purchased Assets, currently instituted or pending, and to the Knowledge of Seller, no such proceedings are threatened.

(b)        Each JV Entity has good and, as applicable, marketable title to, or a valid leasehold interest in, the applicable JV Real Property set forth opposite its name on Schedule 5.5(b), in each case free and clear of all Liens other than Permitted Liens.  To the Knowledge of Seller, no portion of JV Real Property or any improvement thereon owned by any of the JV Entities is the subject of, or affected by, any condemnation or eminent domain proceedings or other proceeding challenging good and marketable title to the JV Real Property, currently instituted or pending, and to the Knowledge of Seller, no such proceedings are threatened.

(c)        The JV Interests and the interests in the JV Investors have been duly authorized and validly issued and are owned beneficially and of record by the applicable JV Investor and Seller, respectively, free and clear of all Liens other than Permitted Liens, and were not (i) issued in violation of, and are not subject to, the preemptive rights of any Person, (ii) issued in violation of, and are not subject to, any agreement or Contract (including any right of first offer or right of first refusal) (other than the applicable joint venture agreements and other organizational documents of the relevant Persons) or (iii) issued in violation of any Laws, statutes, orders, decrees, rules, regulations or judgments of any Governmental Body.  Other than this Agreement and the applicable joint venture agreement with respect to the JV Real Property, there is no agreement between the applicable Sellers and any other Person with respect to the disposition of or otherwise relating to the interests in the JV Investors.

SECTION 5.6      Contracts.  Sellers have made available to Purchaser true and correct copies of all of the Purchased Contracts and the Purchased Leases.

SECTION 5.7     Legal Compliance; Permits.

(a)           To the Knowledge of Seller, Sellers have, in connection with the Real Property, complied and are currently in compliance in all material respects with all applicable Laws, and (i) to the Knowledge of Seller, no condition exists which, with or without notice or passage of time or both, shall cause Sellers not to remain in compliance, and (ii) no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any Seller alleging any failure so to comply.  Sellers have received no notification, and have no Knowledge that any notification could reasonably be expected to be forthcoming, from any Governmental Body relating to the Purchased Assets:  (i) asserting that Sellers are not in compliance with any applicable Laws or (ii) notifying Sellers of any investigation by any such Governmental Body.

(b)           To the Knowledge of Seller, no condition exists and no event has occurred which could reasonably be expected to cause the revocation of any Permit relating to the Purchased Assets, and no Seller has received any notice of any proceeding relating to the revocation or modification of any such Permit.

SECTION 5.8     Environmental.

(a)           To the Knowledge of Sellers, there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to material claims, expenses, losses, liabilities or governmental action or require remediation (i) in connection with any hazardous substances released at, on or under, present at, or disposed from, the Real Property, (ii) arising under any environmental laws with respect to any Real Property, or (iii) otherwise arising from any of Seller’s activities at the Real Property involving hazardous substances.

(b)           Sellers have furnished to Purchaser copies of all environmental assessments or audits in their possession or under their control that relate to Sellers’ compliance with applicable environmental laws or the environmental condition of the Real Property.

SECTION 5.9     Intellectual Property.

(a)           To the Knowledge of Sellers, the Sellers own or possess valid rights to use and exploit all architectural plans, specifications, and other Intellectual Property included in the Purchased Assets.  Sellers have the right to transfer to Purchaser all of their rights with respect to any such Intellectual Property.

(b)           To the Knowledge of Sellers, none of the Sellers has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property right of any other Person in connection with the activities of Sellers relating to the Real Property and other Purchased Assets.  During the past two (2) years, none of the Sellers has received any written claim or written notice from any Person alleging infringement, misappropriation or any other violation of Intellectual Property rights or challenging the validity, enforceability, use or ownership of the Sellers’ interest in the Intellectual Property that is included in the Purchased Assets.  To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property that is included in the Purchased Assets.

SECTION 5.10     Tax Matters.

(a)           All material Tax Returns required to be filed by or with respect to any Sellers have been timely filed (taking into account any extension of time within which to file) and all Taxes of the Sellers that are due and payable have been paid in full.

(b)           No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Body against any Seller that remains unpaid.  There are no audits, examinations or other administrative or judicial Legal Proceedings currently ongoing or pending with respect to any Taxes of any Seller.  There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Seller, other than with respect to currently open audits that are disclosed on Schedule 5.10(b).

(c)           All material amounts of Taxes required to be withheld or collected by any Seller have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Body.

(d)           There are no Liens for Taxes upon any Purchased Assets, except for Permitted Liens.

(e)           None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

SECTION 5.11     JV Investors.

(a)           The equity interests in each of the JV Investors is owned in the percentages and by the Persons set forth on Schedule 5.5(b).

(b)           No JV Investor owns any assets other than a JV Interest.  No JV Investor has any Liabilities other than Liabilities under the applicable partnership, limited liability company, or similar organizational document of the applicable JV Entity or Liabilities incurred in connection with the development of the applicable JV Real Property, which Liabilities are set forth on Schedule 2.3(b).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to such exceptions as are disclosed in the Disclosure Schedule delivered by the parties concurrently with the execution and delivery of this Agreement, Purchaser hereby represents and warrants to Parent as follows:

SECTION 6.1     Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

SECTION 6.2     Authorization of Agreement.  Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser or its designees in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser or its designees.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser or its designees, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 6.3     Conflicts; Consents of Third Parties.

(a)           Except as set forth on the Disclosure Schedule, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law, other than any such conflicts, violations, or defaults that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)           No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the HSR Act, the entry of the Sale Order, and to the extent the failure to obtain such consents would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

SECTION 6.4     Financial Advisors.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement for which any of the Sellers or their Affiliates could be liable.

SECTION 6.5     Independent Investigation; No Other Seller Warranties.  Purchaser has conducted its own independent review and analysis of the Purchased Assets and financial information relating thereto, and acknowledges that the Sellers have provided it with access to their personnel, properties and books and records such purpose.  In entering into this Agreement Purchaser has relied solely upon its own investigation and analysis and agrees that, except as expressly provided otherwise in this Agreement, (i) none of the Sellers has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including pursuant to any statement, certificate or document delivered pursuant to this Agreement or any financial statements or projections, estimates or forward-looking information) made available to Purchaser and (ii) except as and only to the extent expressly set forth and subject to the exceptions and limitations in the specific representations and warranties of the Sellers set forth in this Agreement, Purchaser has not relied upon any information made available or statements made to it.

SECTION 6.6     No Knowledge of Misrepresentation.  Purchaser has no knowledge that the representations and warranties of Parent and Sellers in this Agreement are untrue or inaccurate in any respect and no knowledge of any errors in, or omissions from, the Disclosure Schedule.

ARTICLE VII
BANKRUPTCY COURT MATTERS

SECTION 7.1     Competing Transaction.

(a)           Purchaser expressly acknowledges and agrees that this Agreement is subject to approval by the Bankruptcy Court and the consideration by Parent of competing bids (each a “Competing Bid”) for all or part of the Purchased Assets (other than such assets that in the aggregate would constitute an immaterial portion of the Purchased Assets).  From the date hereof (and any prior time) and until the date of the entry of the Sale Order (such date, the “Sale Order Approval Date”), Parent is permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of or response to any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any Qualified Bid; provided, however, that any such contact, solicitation, or encouragement shall be undertaken in accordance with the terms of the Bidding Procedures Order.  Parent and Sellers shall use reasonable best efforts to seek entry of the Bidding Procedures Order.

(b)           Following the Sale Order Approval Date and until such time as this Agreement has been terminated, Parent shall not, nor shall any Seller authorize or permit any Representative of any Seller to, (A) directly or indirectly solicit, initiate or encourage the submission of any offer or proposal concerning any Competing Bid, (B) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of, any proposal or expression of interest that constitutes or is reasonably likely to lead to a Competing Bid or (C) enter into any agreement with respect to any Competing Bid.

SECTION 7.2     Bankruptcy Court Filings.  As more fully set forth in Section 8.10, Purchaser agrees that it will promptly take such actions as are reasonably requested by Parent to assist in obtaining entry of the Sale Order and the Bidding Procedures Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Bidding Procedures Order shall be appealed, Sellers and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.

ARTICLE VIII
COVENANTS

SECTION 8.1     Access to Information.

(a)           Parent agrees that, prior to the Closing Date, Purchaser shall, at its own expense, upon one (1) Business Day advance notice during business hours, be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be subject to restrictions under applicable Law.  Parent shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Parent and its subsidiaries to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Parent and its representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller to disclose information that Parent reasonably determines is (x) subject to attorney-client privilege, or (y) would violate any confidentiality obligations to which Seller or any of its subsidiaries is bound.

(b)           Following the Closing, upon reasonable advance notice, Parent shall afford to Purchaser and Purchaser’s officers, employees and representatives, reasonable access during normal business hours to any documents or information in the Parent or any Seller’s possession, to the extent relating to any Purchased Asset, in order to facilitate concluding the transactions contemplated herein, audits, compliance with governmental requirements and regulations and the prosecution and defense of third-party claims.

SECTION 8.2     Conduct of the Business Pending the Closing.  Prior to the Closing, except (1) as set forth on Schedule 8.2(I), (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Parent and the other Sellers shall, and shall cause their Affiliates to, conduct their operations and operations of the Purchased Assets in the ordinary course of business, consistent with the historical conduct of the Business and good business practice in the homebuilding industry (taking into account the fact that the Bankruptcy Case has been commenced and the limitations to which the Sellers are subject pursuant to debtor-in-possession financing arrangements), including to continue construction in accordance with the customary construction cycle (other than with respect to homes without foundations on the Petition Date), cause all homes set forth on Schedule 8.2(II) to be reasonably weatherized as an enclosed shell (having a roof, shingles, siding (including by stone, brick or stucco or, alternatively, appropriate underlayment), windows and doors) on or before June 25, 2010, keep in full force and effect all existing Permits and entitlements related to the Purchased Assets (and prosecute all applications therefor), retain and maintain storm water, erosion and other environmental controls, maintain and keep in good order, subject to ordinary wear and tear, the Purchased Assets (subject to ordinary course sales of completed residential homes), market for sale homes on the Real Property, and preserve intact in all material respects current relationships with customers, clients, suppliers and contractors.  If Sellers fail to comply with their obligation to so weatherize any such home by June 25, 2010, such home shall be excluded from the Closing (unless Purchaser elects to include such home in the Closing), the Purchase Price shall be reduced by an amount equal to 56% of the impaired book value of such excluded home set forth on Schedule 8.2(II) and the parties shall proceed to Closing with respect to the remaining homes.  Without the prior written consent of Purchaser which shall not be unreasonably withheld, to the extent the same relates to the Purchased Assets, Sellers shall not:

(i)       sell, lease (as lessor), transfer or otherwise dispose of any Purchased Assets, other than (A) the sale of Real Property to purchasers of completed residential single family homes, townhomes and condominium units, (B) the collection of receivables in the ordinary course of business and (C) the use of prepaid assets and documentary materials in the ordinary course of business;

(ii)      enter into any Contract, understanding or commitment relating to the Real Property and other Purchased Assets, other than (x) contracts for sales of homes to homebuyers; and (y) contracts that can be terminated by Purchaser without cost or penalty at the closing;

(iii)     terminate, amend, restate, reject, supplement or waive any rights under any Purchased Contract or Purchased Lease;

(iv)    grant or allow any Liens with respect to any Individual Property that are not Permitted Liens; or

(v)     authorize any of the foregoing, or commit or agree to do any of the foregoing.

SECTION 8.3     Consents.  Parent shall use (and shall cause each of its subsidiaries to use) its commercially reasonable efforts, and Purchaser shall cooperate with any reasonable request of Parent, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consent or approval of the Parent’s official committee of unsecured creditors, the consent or approval of Parent’s lenders under both the Credit Agreement and any debtor-in-possession financing arrangements in effect from time to time, consents, if any, in connection with the transfer of the interests in the JV Investors and the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that neither Parent nor any other Seller shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.  Sellers shall oppose any proceedings brought by a third party that challenges the right of Sellers to consummate any of the transactions contemplated by this Agreement or contends that any such transaction would constitute a breach of any agreement with such third party.

SECTION 8.4     Regulatory Approvals.

(a)           If necessary, Purchaser and Parent shall (a) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement in the case of all filings required under the HSR Act, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting (to the extent legally permissible) and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Parent and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Parent or Purchaser, as the case may be).

(b)           Each of Purchaser and Parent shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Parent shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Parent decide that litigation is not in their respective best interests.  Each of Purchaser and Parent shall use its best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and Parent agrees to use its best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.

SECTION 8.5     Further Assurances.  Each of Parent and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

SECTION 8.6     Confidentiality.

(a)           Purchaser acknowledges that the confidential information provided to it in connection with this Agreement, including under Section 8.1, and the consummation of the transactions contemplated hereby, is subject to the terms of the confidentiality agreement between Purchaser and Parent dated March 21, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other confidential information provided to it by Parent or its representatives concerning any Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)           Sellers covenant and agree to keep and maintain the results of Purchaser’s investigations, studies, tests, memoranda, analyses, and any other work product, strictly confidential and shall not disclose any information regarding the results of Buyer’s investigation, studies, tests, memoranda, analyses, and any other work product, directly or indirectly, to any Person, other than their respective attorneys or employees (provided Sellers ensure that any such Persons are required to be legally bound by the terms and provisions of this Section 8.6(b)) or otherwise required by applicable Law without the prior written consent of the other party; provided, that (i) the terms and provisions of this Section 8.6(b) shall not be deemed violated as a result of any act of the Sellers taken in accordance with the Bidding Procedures Order and (ii) with respect to any Individual Properties that are excluded from the Closing hereunder, Sellers shall be permitted to provide summaries and other descriptions of such investigations, studies, tests, memoranda, analyses and other work product to interested Persons in connection with the Bankruptcy Case (including to facilitate the submission of Qualified Bids); provided that Sellers shall provide Purchaser with an opportunity to review and comment on any such summaries and other descriptions within a reasonable time prior to Sellers’ provision thereof to such interested Persons.

SECTION 8.7     Publicity.  Neither Parent nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Parent, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Parent lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

SECTION 8.8     Supplementation and Amendment of the Disclosure Schedule.  Parent or as applicable, Purchaser, may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material except to the extent a particular representation is qualified by materiality, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  The disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Disclosure Schedule.  From time to time prior to the Closing, Parent shall have the right to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedule pursuant to this Agreement; provided, however, no such supplement or amendment shall have any effect on, and shall not be taken into consideration in determining, the satisfaction of the condition to closing set forth in Section 9.1(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article X hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

SECTION 8.9     Court Order.  Subject to Article VII, Parent shall use reasonable best efforts to obtain entry by the Bankruptcy Court of the Bidding Procedures Order by May 7, 2010 and the Sale Order by June 30, 2010.  If an objection is filed or otherwise made to the Sale Motion, which is an objection which would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, Sellers shall use best efforts to have such objection overruled.

SECTION 8.10   Adequate Assurance of Future Performance.  Purchaser shall be required to provide adequate assurance of future performance by Purchaser or any designee thereof with respect to the Purchased Contracts and Purchased Leases and, notwithstanding anything to the contrary, neither Parent nor any Seller shall have any liability for Purchaser’s failure to satisfy such requirements of the Bankruptcy Code.  Purchaser agrees that it will promptly take all actions reasonably requested by Parent or ordered by the Bankruptcy Court to assist in obtaining the Bankruptcy Court’s entry of an order approving this Agreement, such as furnishing affidavits, financial information, confidential information subject to a reasonable form of confidentiality agreement or other documents or information for filing with the Bankruptcy Court and making Purchaser’s employees and representatives available to be interviewed by Parent’s attorneys and to testify before the Bankruptcy Court and at depositions, with respect to demonstrating adequate assurance of future performance by Purchaser and its designees of the Assumed Liabilities.

SECTION 8.11   Purchaser Covenants after Closing; Access.  Without prejudice to Section 8.15, Purchaser covenants and agrees that it shall, from and after the Closing Date (unless otherwise agreed with Parent) do each of the following:

(a)           during the first ninety (90) days following the Closing, upon reasonable advance notice, afford to Parent’s officers, independent public accountants, attorneys, lenders, consultants and other representatives, reasonable access during normal business hours to the Purchased Assets and all records pertaining to the Purchased Assets.

(b)           not pursue any avoidance actions or claims under chapter 5 of the Bankruptcy Code against all parties covered by avoidance actions that are Excluded Assets.

SECTION 8.12   Replacement of Commitments.  In connection with Sellers’ development work for the Purchased Assets, Sellers have posted with the appropriate Governmental Body certain surety bonds, letters of credit and escrows as more particularly described on Schedule 8.12 attached hereto and incorporated herein by reference (collectively, the “Commitments”).  As soon as reasonably possible after the Closing Date, Purchaser, at Purchaser’s sole cost and expense, shall (i) deliver to the appropriate Governmental Body, and use commercially reasonable efforts to cause such Governmental Body to accept, substitute bonds, letters of credit and escrows (collectively, the “Substitute Commitments”) for Sellers’ Commitments, and (ii) use commercially reasonable efforts to cause the appropriate Governmental Bodies to return Sellers’ Commitments to Sellers so that the same are of no further force or effect.  Sellers agree to reasonably cooperate with Purchaser in order for Purchaser to perform the obligations of Purchaser described in clauses (i) and (ii) above.  To the extent any of the Commitments have been drawn by a beneficiary at or prior to Closing, the Purchase Price shall be increased (i) pursuant to the Closing Adjustment, by the amount of any Qualified Development Costs paid from the amounts so drawn, and (ii) by the amount so drawn, so long as such amounts are held in the form of cash or cash equivalents.  Purchaser agrees to indemnify, defend and hold Sellers harmless from and against all costs, expenses, liabilities and causes of action (including, without limitation, court costs and reasonable attorneys’ fees) resulting from any draws on Sellers’ Commitments on or after the Closing Date and prior to the date that the Substitute Commitments have been delivered to and accepted by the appropriate Governmental Body and Sellers’ Commitments have been returned to Sellers and the Sellers’ Agreements have been terminated and canceled; provided that, if the events giving rise to such draws occurred prior to the Closing Date, the amounts so drawn are held in the form of cash or used to pay Qualified Development Costs.  At the Closing, Sellers shall assign to Purchaser the right to receive the return of any cash deposits then held by, or subsequently drawn and held by, the beneficiaries of the Commitments.  In the event that, following Closing, Sellers receive any cash payments in respect of Commitments drawn by a beneficiary at or prior to or following Closing, Seller shall promptly pay the amount so received to Purchaser.  This Section 8.12 shall survive Closing hereunder.

SECTION 8.13   Name Changes.  Following Closing, Purchaser shall have the right to the use of the name “Orleans” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto in connection with the Purchased Assets.  For the avoidance of doubt, Sellers shall have the right to use such name, together with a nonexclusive royalty-free license to use any other Intellectual Property included in the Purchased Assets, as may be necessary solely in connection with the orderly operation and disposal of the Excluded Assets.  In furtherance of the foregoing, at Closing, the applicable Seller and Purchaser shall enter into a perpetual, non-exclusive, royalty-free license under which the applicable Seller shall license such Intellectual Property to Purchaser.

SECTION 8.14   Financial Statements.  Prior to Closing, Parent shall cause to be delivered to Purchaser the following, prepared in accordance with GAAP and other relevant SEC requirements:  (a) audited financial statements and related footnotes as of and for the fiscal year ended June 30, 2009, and an audit report of the Seller’s Independent Registered Accounting Firm  (“IRAF”) thereon; (b) reviewed interim financial statements as of and for the three (3) months ended September 30, 2009, and a review report of the IRAF thereon; (c) reviewed interim financial statements as of and for the three (3) and six (6) months ended December 31, 2009, and a review report of the IRAF thereon; and (d) reviewed interim financial statements as of and for the three (3) and nine (9) months ended March 31, 2010, and a review report of the IRAF thereon.  Sellers acknowledge and agree that Purchaser may be required to include financial statements of Parent or combined financial statements of the Purchased Assets in reports that Purchaser is required to file pursuant to applicable securities laws.  Parent agrees that Purchaser may execute and deliver an engagement letter with the IRAF, pursuant to which the IRAF shall provide to Purchaser, at Purchaser’s expense, a certification of such historical financial statements of Parent, or shall reasonably assist Purchaser in preparing such combined financial statements of the Purchased Assets, as may be required to enable Purchaser to comply with its reporting obligations under applicable securities laws.  In addition, prior to Closing, Sellers agree to reasonably cooperate with the Purchaser and its independent accountants (including the IRAF) and to give each access, during business hours upon reasonable prior notice, to such of its books and records and to direct their management personnel to cooperate with the Purchaser and its independent accountants (including the provision of customary management representation letters), in each case to the extent necessary to enable the Purchaser to produce and, where applicable, audit any financials statement of Parent or the Purchased Assets that Purchaser may require in order to comply with its reporting obligations.

SECTION 8.15   Transition Arrangements.  Purchaser will, and will cause its Affiliates to, provide Sellers and their authorized agents and representatives (including lenders) with such access and administrative services as are reasonably necessary to permit Sellers to wind down and liquidate their estates after Closing, including the administration of a plan of liquidation, reconciliation of claims and making distributions, provided that the provision of such access and services shall not disrupt the conduct of the business of Purchaser and its Affiliates.  Such services will include (a) reasonable access, during normal business hours upon reasonable advance notice, to any of Purchaser’s and its Affiliates’ personnel who have knowledge of the Purchased Assets, information technology systems (if Purchaser shall have acquired Sellers’ information technology systems) and books and records relating to the Purchased Assets for periods prior to the Closing and (b) the use of office space and office support for employees of Sellers and their authorized agents and representatives (including lenders) engaged in such wind-down and liquidation process, to the extent that Purchaser and its Affiliates have available office space.  Sellers will reimburse Purchaser for reasonable out-of-pocket costs and expenses incurred by Purchaser and its Affiliates in connection with providing such services (which for the avoidance of doubt will not include overhead of, or salaries paid to employees of, Purchaser or its Affiliates).

ARTICLE IX
CONDITIONS TO CLOSING

SECTION 9.1     Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in its sole discretion in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Parent and Sellers set forth in this Agreement (disregarding all exceptions and qualifications with regard to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date (except to the extent such representations and warranties relate to another date, in which case as of such other date), except for such failures to be true and correct as do not have a Material Adverse Effect (provided that if any such failure has a material adverse effect as to any Individual Property, Purchaser may exclude such Individual Property from the Closing and the Purchase Price payable at the Closing shall be reduced by the amount of the Purchase Price allocable to such Individual Property), and Purchaser shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect;

(b)           Parent and Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date and Purchaser shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect; and

(c)           Purchaser shall have received the other items to be delivered to it pursuant to Section 4.2; provided that if Purchaser shall not have received any such items that relate solely to one or more Individual Properties (other than by reason of a breach by Sellers of their obligations hereunder), (i) the Individual Properties to which such undelivered items relate shall be excluded from the Closing, unless Purchaser elects to include one or more of such Individual Properties, (ii) the Purchase Price payable at the Closing shall be reduced by the amount of the Purchase Price allocable to the Individual Properties so excluded, and (iii) the Parties shall proceed to Closing with respect to the remaining Individual Properties; and provided further that such exclusion of an Individual Property from the Closing shall not be Purchaser’s exclusive remedy with respect to the failure to receive all deliveries at the Closing and Purchaser may exercise any and all rights and remedies granted to it hereunder or provided by Law.

SECTION 9.2     Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement (disregarding all exceptions and qualifications with regard to materiality) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties relate to another date, in which case as of such other date), and Parent shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)           Parent shall have received the other items to be delivered to it pursuant to Section 4.3.

SECTION 9.3     Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Parent in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any final nonappealable Order by a Governmental Body (other than the Bankruptcy Court) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not have been adopted any law or regulation making all or any portion of the transactions contemplated by this Agreement illegal;

(b)           the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, which shall each be in full force and not subject to any stay pending appeal; and

(c)           if the parties have determined that any filing under the HSR Act is required, the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

SECTION 9.4     Frustration of Closing Conditions.  Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement, to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X
NO SURVIVAL

SECTION 10.1   Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

SECTION 10.2   No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, except in the case of third party claims, fraud, or criminal misconduct, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

ARTICLE XI
TAXES

SECTION 11.1   Tax Matters.

(a)           Any sales, use, property transfer, documentary, stamp, recording or similar Tax payable as a result of the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (“Transfer Taxes”) shall be borne one-half each by Parent and Purchaser; provided that, for the avoidance of doubt, any mortgage recording or similar Taxes relating to any financing by the Purchaser or their respective Affiliates shall be borne 100% by the Purchaser.  Seller shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law.

(b)           All ad valorem real estate Taxes and personal property Taxes for the Real Property shall be prorated based on the most current available tax bills taking into account only the discount then available to the Sellers for early payment as of 12:01 A.M. (New York time) on the Closing Date, so that credits and charges for all days preceding the Closing Date shall be allocated to the Sellers and credits and charges for all days from and after the Closing Date shall be allocated to Purchaser.  In the event that a party hereto pays a Tax that is properly allocable in whole or in part to the other party pursuant to the provisions of the preceding sentence, the other party shall promptly reimburse the paying party for the portion of the Tax so allocable to the other party.  The Sellers shall pay all installments and special assessments, including any assessments or special assessments imposed by the homeowners associations, if any, accruing or payable prior to the Closing Date or payable upon the conveyance of the Real Property (subject to proration to the extent such items related to any post-Closing Date periods or portions thereof).

(c)           After the Closing Date, each of the Sellers and the Purchaser shall, and shall cause their respective Affiliates to:  (i) cooperate fully in preparing for any audits of, or disputes with any tax authority regarding Taxes attributable to the Purchased Assets; (ii) make available to the other party and to any tax authority as reasonably requested all information, records and documents relating to Taxes attributable to the Purchased Assets; and (iii) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

ARTICLE XII
MISCELLANEOUS

SECTION 12.1   Expenses.  Except as otherwise provided in this Agreement, each of Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that Purchaser and Seller shall share any governmental charges relating to HSR Act filing fees, UCC-3 filing fees, ICC, DOT, real estate, title recording or filing fees and other amounts payable in respect of transfer filings in connection with the transactions contemplated by this Agreement and shall jointly determine, in good faith, the proper allocation thereof.

SECTION 12.2   Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of this Agreement and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of the covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained herein.  The rights set forth in this Section 12.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

SECTION 12.3   Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.7 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state or federal appellate court therefrom, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by personal delivery of a copy thereof in accordance with the provisions of Section 12.7.

SECTION 12.4   Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

SECTION 12.5   Entire Agreement; Amendments and Waivers.  This Agreement and the other agreements and documents contemplated hereby (including the Disclosure Schedule and exhibits hereto and thereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

SECTION 12.6   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.

SECTION 12.7   Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, PA 19020
Attention:  Jeffrey P. Orleans
Facsimile:  215-633-2351

with mandated copies (which shall not constitute notice) to:

Phoenix Management
110 Chadds Ford Commons
Chadds Ford, PA  19317
Attention:  Mitchell B. Arden
Facsimile:  610-358-9377

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
Attention:  Joel H. Levitin
Facsimile:  212-378-2449

If to Purchaser, to:

NVR, Inc.
Plaza America Tower I
11700 Plaza America Drive Suite 500
Reston, Virginia  20190
Attention:  Dennis Seremet
Facsimile:  703-956-4750

with a mandated copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 13th Street NW
Washington, D.C.  20004
Attention:  Bruce W. Gilchrist
Facsimile:  202-637-5910

SECTION 12.8   Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.9   Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Parent or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser shall be permitted to assign its rights under this Agreement to acquire all or a portion of the Purchased Assets to one or more Affiliate.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.  In the event that a Chapter 11 trustee should be appointed for Parent, or in the event that Parent’s Chapter 11 case should be converted to a case under Chapter 7, the obligations of Parent hereunder shall be binding upon such trustee or successor Chapter 7 estate.

SECTION 12.10 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Sellers shall have any liability for any obligations or liabilities of Sellers under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

SECTION 12.11 Counterparts.  This Agreement may be executed in as many counterparts as may be required, which counterparts may be delivered by facsimile or electronic mail, and it shall not be necessary that the signature of, or on behalf of, each party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts.  All such counterparts when taken together shall constitute a single and legally binding agreement.

SECTION 12.12 Purchase Price Allocation.  Certain provisions of this Agreement require adjustments to the payments otherwise required to be made hereunder based on the purchase price allocable to one or more Individual Properties.  Prior to signing this Agreement, Purchaser has provided to Escrow Agent a schedule allocating the Base Purchase Price to each Individual Property.  Escrow Agent shall maintain the confidentiality of such allocations and not disclose them except as provided in this Section 12.12.  The allocations will be used in determining any Purchase Price adjustments to be made hereunder.  In the event that the parties exclude any Real Property from the Purchased Assets to be purchased at Closing or if Parent determines that any Individual Property cannot be conveyed to Purchaser, or that there is a material risk that any Individual Property cannot be conveyed to Purchaser, in each case in accordance with the terms of this Agreement, Parent and Purchaser shall deliver a joint written notice thereof to the Escrow Agent, and the Escrow Agent shall disclose to the parties the allocation assigned to such Individual Property and, if such disclosure is made prior to conclusion of any auction pursuant to the Bidding Procedures Order, Parent shall be entitled to disclose the adjustment to the Purchase Price that would result if such Individual Property were to be excluded from the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ORLEANS HOMEBUILDERS, INC.

By:	/s/ Jeffrey P. Orleans
Name: Jeffrey P. Orleans
Title: Chairman & CEO

THE SELLING AFFILIATES NAMED ON EXHIBIT A HERETO

By:	/s/ Garry P. Herdler
Name: Garry P. Herdler
Title: EVP & CFO

NVR, INC.

By:	/s/ Dennis M. Seremet
Name: Dennis M. Seremet
Title: Chief Financial Officer

Exhibit A

APA List of Sellers

DEBTOR/SELLER	ADDRESS

Orleans Homebuilders, Inc.	3333 Street Road, Suite 101
Bensalem, PA 19020

Brookshire Estates, L.P.	3333 Street Road, Suite 101
Bensatem, PA 19020

Greenwood Financial Inc.	3333 Street Road, Suite 101
Bensalem, PA 19020

Masterpiece Homes, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

OHB Homes, Inc.	3333 Street Road, Suite 101
Bensalem, PA 19020

OHI Financing, Inc.	1064 Greenwood Blvd., #106
Lake Mary, FL 32746

OHI PA GP, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

OHI PA, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

OHI NJ, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

OPCNC, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans Arizona Realty, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans Arizona, Inc.	1105 North Market Street, Suite 609
Wilmington, DE 19801

Orleans at Covington Manor, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Crofton Chase, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS

Orleans at East Greenwich, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Elk Township, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Hamilton, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Harrison, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Hidden Creek, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Jennings Mill, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Lambertville, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Lyons Gate, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Mansfield LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Meadow Glen, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Millstone, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Millstone River Preserve,	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Tabernacle, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Thornbury, L.P.	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Upper Freehold, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS

Orleans at Upper Saucon, L.P.	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Upper Uwehlan, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at West Bradford, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at West Vincent, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Westampton Woods, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Windsor Square, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Woolwich, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans at Wrightstown, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans Construction Corp.	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans Corporation	3333 Street Road, Suite 101
Bensalem, PA 19020

Orleans RI-IlL, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Parker & Lancaster Corporation	3333 Street Road, Suite 101
Bensalem, PA 19020

Parker & Orleans Homebuilders, Inc.	3333 Street Road, Suite 101
Bensalem, PA 19020

Parker Lancaster, Tidewater, L.L.C.	3333 Street Road, Suite 101
Bensalem, PA 19020

Realen Homes, L.P.	3333 Street Road, Suite 101
Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS

RHGP LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

Stock Grange, LP	3333 Street Road, Suite 101
Bensalem, PA 19020

Wheatley Meadows Associates, LLC	3333 Street Road, Suite 101
Bensalem, PA 19020

EXHIBIT C-1

FORM OF ESCROW DEPOSIT AGREEMENT

ESCROW AGREEMENT
(Deposit)

THIS ESCROW AGREEMENT (DEPOSIT) (this “Agreement”) is dated as of April 13, 2010 by and among NVR, INC., a Virginia corporation (“Purchaser”), ORLEANS HOMEBUILDERS, INC., a Delaware corporation (“Parent”), the individual selling affiliates Parent set forth on Exhibit A hereto (together with Parent, the “Sellers”), and FIRST AMERICAN TITLE INSURANCE COMPANY (the “Escrow Agent”), and is entered into pursuant to that certain Asset Purchase Agreement, dated as of April 13, 2010, by and among the Sellers and the Purchaser (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

RECITALS:

WHEREAS, pursuant to the Purchase Agreement, Purchaser has agreed, among other things, at the Closing to purchase, acquire and accept from the Sellers, and the Sellers have agreed to sell, transfer, assign, convey and deliver to the Purchaser and its assignees all of the Sellers’ right, title and interest in, to and under the Purchased Assets in exchange for payment by Purchaser of the Purchase Price;

WHEREAS, pursuant to Section 3.1(a) of the Purchase Agreement, Purchaser has agreed to deliver to the Escrow Agent, in two equal installments as described below, a deposit aggregating SEVENTEEN MILLION AND 00/100 DOLLARS ($17,000,000) (the amounts so delivered from time to time, the “Deposit”), which the Escrow Agent has agreed to hold pursuant to the terms hereof; and

WHEREAS, the Escrow Agent is agreeable to acting as such upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.           Escrow Agent.  Sellers and Purchaser hereby engage the Escrow Agent to serve as “Escrow Agent” under the terms hereof pursuant to Section 3.1 of the Purchase Agreement.  The Escrow Agent hereby accepts such engagement and agrees to hold the Deposit in accordance with the terms hereof.  The Deposit (or any portion thereof) shall be deposited with the Escrow Agent by wire transfer of immediately available funds.  Wire transfer instructions are attached hereto as Schedule 1.  All interest will accrue to and be reported to applicable taxing authorities, including the Internal Revenue Service, for the account of Purchaser.  Simultaneously with the execution and delivery hereof, Purchaser agrees to deliver to the Escrow Agent a properly completed W-9 form.

2.           Deposit.  Purchaser shall deposit the Deposit with the Escrow Agent as follows:

(i)           one half (1/2) of the Deposit shall be deposited on or prior to the first Business Day following the date hereof; and

(ii)           the balance of the Deposit shall be deposited on or prior to the deadline for submitting Qualified Bids.

The Deposit shall be held by the Escrow Agent and invested in one or more separate interest-bearing accounts at PNC Bank doing business in the Philadelphia, Pennsylvania metropolitan area, or as otherwise jointly directed by Parent and Purchaser.  The Escrow Agent shall not commingle the Deposit with any funds of the Escrow Agent or others, and shall promptly provide Sellers and Purchaser with confirmation of investments made.

3.           Release of Deposit.

(a)           Upon receipt by the Escrow Agent of joint written instructions of Purchaser and Parent directing the Escrow Agent to release the Deposit, the Escrow Agent shall deliver the Deposit, together with any interest accrued thereon, to Purchaser or Parent, as applicable.  In the event the Escrow Agent does not receive such joint written instructions, the Deposit shall be held and released pursuant to paragraphs (b) or (c) below.

(b)           In the event the Closing occurs under the Purchase Agreement, the Deposit, together with any interest accrued thereon, shall be applied to the Purchase Price at Closing.

(c)           In the event Purchaser or any Seller becomes entitled, pursuant to the Purchase Agreement, to receipt of the Deposit other than pursuant to Section 3(a) or Section 3(b) above, it shall send a notice thereof (a “Release Notice”) to the other party and to the Escrow Agent.  In the event the party receiving the Release Notice disputes the sending party’s right to receive the Deposit, it shall, within ten (10) days of the receipt of the Release Notice, send a notice of such dispute (a “Dispute Notice”) to the sending party and to the Escrow Agent.  In the event the Escrow Agent does not receive a timely Dispute Notice, it shall send the Deposit to the party that sent the Release Notice following the expiration of the ten (10) day period.  In the event the Escrow Agent receives a timely Dispute Notice, it shall continue to hold the Deposit until it either receives the joint written instructions of Purchaser and Parent directing release of the Deposit or until it receives a court order, not subject to appeal, directing  disposition of the Deposit.

4.           Interpleader.  Sellers and Purchaser agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Deposit, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees.  Sellers or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees to the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

5.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Escrow Agent:

First American Title Insurance Company
National Commercial Services
2 Penn Center Plaza, Suite 1910
Philadelphia, PA 19102
Attention: David J. Feldman, Senior Vice President and Regional Director
Facsimile: 215-568-2410

If to Sellers, to:

Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, PA 19020
Attention:  Jeffrey P. Orleans
Facsimile:  215-633-2351

with a mandated copies (which shall not constitute notice) to:

Phoenix Management
110 Chadds Ford Commons
Chadds Ford, PA 19317
Attention:  Mitchell B. Arden
Facsimile:  610-358-9377

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention:  Joel H. Levitin
Facsimile:  212-378-2449

If to Purchaser, to:

NVR, Inc.
Plaza America Tower I
11700 Plaza America Drive Suite 500
Reston, Virginia 20190
Attention:  Dennis Seremet
Facsimile:   703-956-4750

with a mandated copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 13th Street NW
Washington, D.C. 20004
Attention:  Bruce W. Gilchrist
Facsimile:  202-637-5910

6.           Liability and Duties of Escrow Agent.  Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions:

(a)           The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part taken or made in good faith, and not in disregard of this Agreement and/or the Purchase Agreement, but shall be liable for its negligent acts and willful misconduct and for any loss, cost or expense incurred by Sellers or Purchaser resulting from the Escrow Agent’s mistakes of law respecting the Escrow Agent’s scope or nature of its duties;

3

(b)           Sellers and Purchaser shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against all costs, claims and expenses, including but not limited to reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent;

(c)           The Escrow Agent shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties;

(d)           The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel; and

(e)           The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Sellers and Purchaser specifying a date, not less than fifteen (15) days after the date of such notice, when such resignation will take effect.  Upon the effective date of such resignation, the Escrow Agent shall deliver the funds held in escrow to such person or persons as Parent and Purchaser shall in writing jointly direct, and upon such delivery the Escrow Agent shall be relieved of all duties and liabilities thereafter accruing under this Agreement.  Parent and Purchaser shall have the right at any time upon joint action to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting.

7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (but not the choice of law rules thereof).

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, all of which taken together shall constitute one and the same original.

9.           Attorney’s Fees.  Should any party employ attorneys to enforce any of the provisions hereof, the party or parties losing in any final judgment agrees to pay the prevailing party or parties all reasonable costs, charges and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

10.           Entirety.  This Agreement and the Purchase Agreement together embody the entire agreement between the parties with respect to the Deposit and supercedes all prior agreements and understandings related to the Deposit.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

Remainder of Page Intentionally Blank
Signature Page Follows

4

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement (Deposit) to be executed as of the day and year first above written.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY By: _____________________________ Name: Title:

PURCHASER: NVR, INC. By: _____________________________ Name: Title:

SELLERS: ORLEANS HOMEBUILDERS, INC. By: _____________________________ Name: Title:

THE SELLING AFFILIATES NAMED ON EXHIBIT A HERETO By: _____________________________ Name: Title:

EXHIBIT A

SELLERS

DEBTOR/SELLER	ADDRESS
Orleans Homebuilders, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Brookshire Estates, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Greenwood Financial Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Masterpiece Homes, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHB Homes, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI Financing, Inc.	1064 Greenwood Blvd., #106 Lake Mary, FL 32746
OHI PA GP, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI PA, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI NJ, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OPCNC, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Arizona Realty, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Arizona, Inc.	1105 North Market Street, Suite 609 Wilmington, DE 19801
Orleans at Covington Manor, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Crofton Chase, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
Orleans at East Greenwich, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Elk Township, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Hamilton, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Harrison, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Hidden Creek, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Jennings Mill, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Lambertville, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Lyons Gate, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Mansfield LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Meadow Glen, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Millstone, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Millstone River Preserve, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Tabernacle, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Thornbury, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Upper Freehold, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
Orleans at Upper Saucon, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Upper Uwchlan, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at West Bradford, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at West Vincent, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Westampton Woods, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Windsor Square, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Woolwich, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Wrightstown, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Construction Corp.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Corporation	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans RHIL, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker & Lancaster Corporation	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker & Orleans Homebuilders, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker Lancaster, Tidewater, L.L.C.	3333 Street Road, Suite 101 Bensalem, PA 19020
Realen Homes, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
RHGP LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Stock Grange, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Wheatley Meadows Associates, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

SCHEDULE 1

WIRING INSTRUCTIONS

FIRST AMERICAN TITLE INSURANCE COMPANY
National Commercial Services
Two Penn Center Plaza, Suite 1910
1500 J.F.K. Boulevard
Philadelphia, PA 19102

WIRE TRANSFER INSTRUCTIONS

Wire to:	First American Trust, FSB
5 First American Way
Santa Ana, CA 92707

ABA Number:	122241255

For Credit to:	First American Title Insurance Company

Account Number:	3015160000

Reference:	NCS-436414

Attn:	David Feldman
Phone:	215-568-0055

Failure to reference all of the above information may result in a delay of your funds being applied to your file

EXHIBIT C-2

FORM OF ESCROW CLOSING AGREEMENT

ESCROW AGREEMENT
(Holdback)

THIS ESCROW AGREEMENT (HOLDBACK) (this “Agreement”) is dated as of _________, 2010 by and among NVR, INC, a Virginia corporation (“Purchaser”), ORLEANS HOMEBUILDERS, INC., a Delaware corporation (“Parent”), the individual selling affiliates Parent set forth on Exhibit A hereto (together with Parent, the “Sellers”), and FIRST AMERICAN TITLE INSURANCE COMPANY (the “Escrow Agent”), and is entered into pursuant to that certain Asset Purchase Agreement, dated as of April 13, 2010, by and among the Sellers and its affiliates and the Purchaser (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement

RECITALS:

WHEREAS, pursuant to the Purchase Agreement, Purchaser has agreed, among other things, at the Closing to purchase, acquire and accept from the Sellers, and the Sellers have agreed to sell, transfer, assign, convey and deliver to the Purchaser and its assignees all of the Sellers’ right, title and interest in, to and under the Purchased Assets in exchange for payment by Purchaser of the Purchase Price;

WHEREAS, pursuant to Section 3.1(b) of the Purchase Agreement, Purchaser has agreed to deliver to the Escrow Agent, on the Closing Date, an aggregate of ______________ DOLLARS ($___________) (the “Holdback Amount”) [, of which ______________ DOLLARS($___________) (the “Environmental Holdback Amount”) will be designated to secure the performance of Remediation with respect to specified Individual Properties (the “Remediation Projects”)] 1/; and

WHEREAS, the Escrow Agent is agreeable to acting as such upon the terms and conditions set forth in this Agreement and holding the Holdback Amount pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.           Escrow Agent.  Sellers and Purchaser hereby engage the Escrow Agent to serve as “Escrow Agent” under the terms hereof pursuant to Section 3.1(b)(ii) of the Purchase Agreement.  The Escrow Agent hereby accepts such engagement and agrees to hold the Holdback Amount in accordance with the terms hereof.  The Holdback Amount shall be deposited with the Escrow Agent by wire transfer of immediately available funds.  Wire transfer instructions are attached hereto as Schedule 1.  All interest will accrue to and be reported to applicable taxing authorities, including the Internal Revenue Service, for the account of Purchaser.  Simultaneously with the execution and delivery hereof, Purchaser agrees to deliver to the Escrow Agent a properly completed W-9 form.

2.           Holdback Amount.  Purchaser shall deposit the Holdback Amount with the Escrow Agent on the Closing Date.  The Holdback Amount shall be held by the Escrow Agent and invested in one or more separate interest-bearing accounts at PNC Bank doing business in the Philadelphia, Pennsylvania metropolitan area, or as otherwise jointly directed by Parent and Purchaser.  The Escrow Agent shall not commingle the Holdback Amount with any funds of the Escrow Agent or others, and shall promptly provide Sellers and Purchaser with confirmation of investments made.

1/           Insert if any portion of the Holdback Amount is designated for use in Remediation.

3.           Release of Holdback Amount.

(a)           Upon receipt by the Escrow Agent of joint written instructions of Purchaser and Parent directing the Escrow Agent to release the Holdback Amount or any portion thereof, the Escrow Agent shall deliver the specified amount, together with any interest accrued thereon in accordance with Section 3(d) below, to Purchaser and/or Parent, as directed by such instructions.

(b)           Following determination of the Closing Adjustment pursuant to Section 3.2 of the Purchase Agreement, Purchaser or, if Purchaser has not delivered the Closing Date Schedule within sixty (60) days following the Closing Date, Seller, shall send a notice thereof (an “Adjustment Release Notice”) to Parent and to the Escrow Agent specifying the amount of the Holdback Amount to be released to Purchaser (the “Released Adjustment Funds”), if any (with the balance to be released to Parent).  In the event Parent or Purchaser, as applicable, disputes Purchaser’s right to receive the Released Adjustment Funds specified in the Adjustment Release Notice, Parent or Purchaser, as applicable, shall, within fifteen (15) days of the receipt of the Adjustment Release Notice, send a notice of such dispute (a “Adjustment Dispute Notice”) to Purchaser or Parent, as applicable, and to the Escrow Agent, including, in the case of Parent, evidence that Parent timely has delivered a Dispute Notice regarding Purchaser’s calculation of the Closing Adjustment in accordance with Section 3.2 of the Purchase Agreement.

(i)           In the event the Escrow Agent does not receive a timely Adjustment Dispute Notice, it shall release the specified portion of the Holdback Amount to Purchaser following the expiration of the fifteen (15) day period.

(ii)           In the event the Escrow Agent receives a timely Adjustment Dispute Notice, it shall continue to hold the Released Adjustment Funds until it either receives the joint written instructions of Purchaser and Parent directing release of the Released Adjustment Funds or until it receives a court order, not subject to appeal, directing disposition of the Released Adjustment Funds.

(c)           [Purchaser may request one or more separate releases by the Escrow Agent of the Environmental Holdback Amount or a portion thereof (any such requested amount, the “Released Environmental Holdback Funds”) by requesting, pursuant to Section 2.9 of the Purchase Agreement, reimbursement for Remediation Costs by sending a notice thereof to Parent and the Escrow Agent that specifies the amount of the Environmental Holdback Funds to be released to Purchaser (a “Remediation Release Request”).  In the event Parent objects to Purchaser’s request for release of the Released Environmental Holdback Funds, Parent shall, within ten (10) Business Days of the receipt of the Remediation Release Request, send a notice of such dispute (a “Remediation Dispute Notice”) to Purchaser and to the Escrow Agent, which Remediation Dispute Notice shall specify the amount of the Released Environmental Holdback Funds to which Seller objects.

(i)           In the event the Escrow Agent does not receive a timely Remediation Dispute Notice specifying an amount to which Parent objects, the Escrow Agent shall release to Purchaser the Released Environmental Holdback Funds set forth in the Environmental Holdback Release Notice on the fifteenth (15th) Business Day after the date of the initial reimbursement request.

(ii)           In the event the Escrow Agent receives a timely Remediation Dispute Notice, the Escrow Agent shall release to the Purchaser the portion of the Released Environmental Holdback Funds to which Parent has not objected and shall continue to hold the balance of the Released Environmental Holdback Funds until it either receives the joint written instructions of Purchaser and Parent directing release of such portion of the Released Environmental Holdback Funds or until it receives a court order, not subject to appeal, directing disposition of such portion of the Released Environmental Holdback Funds.

(iii)           Upon receipt of notice from Purchaser directing the Escrow Agent to disburse to Parent the remaining balance, if any, of the Environmental Holdback Amount, the Escrow Agent shall within five (5) Business Days release to Parent the remaining balance, if any, of the Environmental Holdback Amount, in accordance with Section 2.9(c) of the Purchase Agreement.

A Remediation Dispute Notice shall apply only to the Environmental Holdback Release Notice in response to which it is given and shall not restrict the release of any Environmental Holdback Funds that are the subject of a subsequent Environmental Holdback Release Notice, except to the extent that Parent sends a timely Remediation Dispute Notice with respect thereto.] 2/

(d)           Interest accrued on the Holdback Amount shall be released to the Purchaser and/or Parent, as applicable, pro rata in proportion to the portion of the Holdback Amount being released to each such party pursuant to this Section 3 and simultaneously with the release thereof.

4.           Interpleader.  Parent and Purchaser agree that in the event of any controversy regarding the Holdback Amount, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Holdback Amount, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Holdback Amount or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Holdback Amount with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees.  Parent or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees to the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

5.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Escrow Agent:

First American Title Insurance Company
National Commercial Services
2 Penn Center Plaza, Suite 1910
Philadelphia, PA 19102
Attention: David J. Feldman, Senior Vice President and Regional Director
Facsimile: 215-568-2410

If to Sellers, to:

Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, PA 19020
Attention:  Jeffrey P. Orleans
Facsimile:  215-633-2351

2/           Insert if any portion of the Holdback Amount is designated for use in Remediation.

with a mandated copies (which shall not constitute notice) to:

Phoenix Management
110 Chadds Ford Commons
Chadds Ford, PA 19317
Attention:  Mitchell B. Arden
Facsimile:  610-358-9377

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention:  Joel H. Levitin
Facsimile:  212-378-2449

If to Purchaser, to:

NVR, Inc.
Plaza America Tower I
11700 Plaza America Drive Suite 500
Reston, Virginia 20190
Attention:  Dennis Seremet
Facsimile:   703-956-4750

with a mandated copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 13th Street NW
Washington, D.C. 20004
Attention:  Bruce W. Gilchrist
Facsimile:  202-637-5910

6.           Liability and Duties of Escrow Agent.  Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions:

(a)           The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part taken or made in good faith, and not in disregard of this Agreement and/or the Purchase Agreement, but shall be liable for its negligent acts and willful misconduct and for any loss, cost or expense incurred by Sellers or Purchaser resulting from the Escrow Agent’s mistakes of law respecting the Escrow Agent’s scope or nature of its duties;

(b)           Sellers and Purchaser shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against all costs, claims and expenses, including but not limited to reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent;

(c)           The Escrow Agent shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties;

(d)           The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel; and

(e)           The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Sellers and Purchaser specifying a date, not less than fifteen (15) days after the date of such notice, when such resignation will take effect.  Upon the effective date of such resignation, the Escrow Agent shall deliver the funds held in escrow to such person or persons as Parent and Purchaser shall in writing jointly direct, and upon such delivery the Escrow Agent shall be relieved of all duties and liabilities thereafter accruing under this Agreement.  Parent and Purchaser shall have the right at any time upon joint action to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting.

7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (but not the choice of law rules thereof).

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, all of which taken together shall constitute one and the same original.

9.           Attorney’s Fees.  Should any party employ attorneys to enforce any of the provisions hereof, the party or parties losing in any final judgment agrees to pay the prevailing party or parties all reasonable costs, charges and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

10.           Entirety.  This Agreement and the Purchase Agreement together embody the entire agreement between the parties with respect to the Holdback Amount and supersedes all prior agreements and understandings related to the Holdback Amount.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

Remainder of Page Intentionally Blank
Signature Page Follows

 IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement (Holdback) to be executed as of the day and year first above written.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY By: _____________________________ Name: Title:

PURCHASER: NVR, INC. By: _____________________________ Name: Title:

SELLER: ORLEANS HOMEBUILDERS, INC. By: _____________________________ Name: Title:

SELLING AFFILIATES NAMED ON EXHIBIT A HERETO By: _____________________________ Name: Title:

EXHIBIT A

SELLERS

DEBTOR/SELLER	ADDRESS
Orleans Homebuilders, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Brookshire Estates, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Greenwood Financial Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Masterpiece Homes, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHB Homes, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI Financing, Inc.	1064 Greenwood Blvd., #106 Lake Mary, FL 32746
OHI PA GP, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI PA, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OHI NJ, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
OPCNC, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Arizona Realty, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Arizona, Inc.	1105 North Market Street, Suite 609 Wilmington, DE 19801
Orleans at Covington Manor, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Crofton Chase, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
Orleans at East Greenwich, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Elk Township, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Hamilton, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Harrison, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Hidden Creek, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Jennings Mill, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Lambertville, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Lyons Gate, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Mansfield LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Meadow Glen, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Millstone, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Millstone River Preserve, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Tabernacle, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Thornbury, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Upper Freehold, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
Orleans at Upper Saucon, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Upper Uwchlan, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at West Bradford, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at West Vincent, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Westampton Woods, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Windsor Square, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Woolwich, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans at Wrightstown, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Construction Corp.	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans Corporation	3333 Street Road, Suite 101 Bensalem, PA 19020
Orleans RHIL, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker & Lancaster Corporation	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker & Orleans Homebuilders, Inc.	3333 Street Road, Suite 101 Bensalem, PA 19020
Parker Lancaster, Tidewater, L.L.C.	3333 Street Road, Suite 101 Bensalem, PA 19020
Realen Homes, L.P.	3333 Street Road, Suite 101 Bensalem, PA 19020

DEBTOR/SELLER	ADDRESS
RHGP LLC	3333 Street Road, Suite 101 Bensalem, PA 19020
Stock Grange, LP	3333 Street Road, Suite 101 Bensalem, PA 19020
Wheatley Meadows Associates, LLC	3333 Street Road, Suite 101 Bensalem, PA 19020

SCHEDULE 1

WIRING INSTRUCTIONS

FIRST AMERICAN TITLE INSURANCE COMPANY
National Commercial Services
Two Penn Center Plaza, Suite 1910
1500 J.F.K. Boulevard
Philadelphia, PA 19102

WIRE TRANSFER INSTRUCTIONS

Wire to:	First American Trust, FSB
5 First American Way
Santa Ana, CA 92707

ABA Number:	122241255

For Credit to:	First American Title Insurance Company

Account Number:	3015160000

Reference:	NCS-436414

Attn:	David Feldman
Phone:	215-568-0055

Failure to reference all of the above information may result in a delay of your funds being applied to your file

EXHIBIT D

FORM OF JV ASSIGNMENT

PARTNERSHIP INTEREST ASSIGNMENT AGREEMENT

THIS PARTNERSHIP INTEREST ASSIGNMENT AGREEMENT (this “Assignment”) is dated as of ____________, 2010 by and between [ASSIGNOR], a [●] [●] (“Assignor”), [the general partner] [the limited partner] of [JV INVESTOR], a [●] [●] (the “JV Investor”), and [PURCHASER], a [●] [●] (the “Assignee”), and is made pursuant to that certain Asset Purchase Agreement, dated as of April 13, 2010, by and among the Sellers and Purchaser (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

RECITALS:

WHEREAS, pursuant to the Purchase Agreement, and on the terms and subject to the conditions and exceptions set forth herein and therein, Assignor has agreed to sell, transfer, assign, convey and deliver to Purchaser or its designees all of Assignor’s right, title and interest in and to Assignor’s partnership interest in the JV Investor (the “JV Investor Interest”); and

WHEREAS, Purchaser has designated Assignee, on behalf of Purchaser, to acquire and accept assignment of the JV Investor Interest.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Section 1.                      Assignment.  Effective as of 12:01 a.m. Eastern Time on the date hereof (the “Effective Time”), and upon the terms and subject to the conditions and exceptions set forth herein and in the Purchase Agreement, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to JV Investor Interest, free and clear of all Liens other than Permitted Liens, together with all rights and claims related thereto as a [general] [limited] partner of the JV Investor.  Assignee, by its execution of this Assignment, hereby acquires and accepts from Assignor assignment of the JV Investor Interest and assumes any Assumed Liabilities with respect to such JV Investor Interest.  The JV Investor Interest assigned hereby constitutes all of Assignor’s interests, equity or otherwise, in the JV Investor.  The JV Investor Interest assigned hereby has not previously been transferred or assigned by the Assignor to any third party, and the Assignor has not entered into any agreement to transfer or assign such JV Investor Interest, or grant any rights with respect thereto, to any third party.

Section 2.                      Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Assignment and to decide any claims or disputes which may arise or result from, or be connected with, this Assignment, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 6 below; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state or federal appellate court therefrom, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Assignment in any suit, action or proceeding by personal delivery of a copy thereof in accordance with the provisions of Section 6 below.

Section 3.                      Waiver of Right to Trial by Jury.  Each party to this Assignment waives any right to trial by jury in any action, matter or proceeding regarding this Assignment or any provision hereof.

Section 4.                      Entire Agreement; Amendments and Waivers.  This Assignment, the Purchase Agreement and the other agreements and documents contemplated by the Purchase Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Assignment can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Assignment signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Assignment, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Assignment shall not operate or be construed as a waiver or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 5.                      Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.

Section 6.                      Notices.  All notices and other communications under this Assignment shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in the case of Assignee, at the addresses and facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision) set forth for “Purchaser” in the Purchase Agreement, and in the case of Assignor, at the addresses and facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision) set forth for “Seller” in the Purchase Agreement.

Section 7.                      Binding Effect.  This Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Assignment shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Assignment except as provided in the Purchase Agreement.  In the event that a Chapter 11 trustee should be appointed for Parent, or in the event that Parent’s Chapter 11 case should be converted to a case under Chapter 7, the obligations of Sellers hereunder shall be binding upon such trustee or successor Chapter 7 estate.

Section 8.                      Counterparts.  This Assignment may be executed in as many counterparts as may be required, which counterparts may be delivered by facsimile or electronic mail, and it shall not be necessary that the signature of, or on behalf of, each party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts.  All such counterparts when taken together shall constitute a single and legally binding agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASSIGNOR: [ASSIGNOR] By: _________________________ Name: Title:

ASSIGNEE: [PURCHASER] By: _________________________ Name: Title:

EXHIBIT E

FORM OF BILL OF SALE

BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned (each a “Seller” and together, the “Sellers”) does hereby sell, transfer, assign, convey and deliver to the entity designated as a “Purchaser” next to the name of  such Seller on Annex A hereto (each a “Purchaser” and together, the “Purchasers”), all of such Seller’s right, title and interest in, to and under the Purchased Assets owned or held by such Seller free and clear of all Liens, other than Permitted Liens, without representation or warranty, express or implied, except as set forth in that certain Asset Purchase Agreement, dated as of April 13, 2010, by and among the Sellers and NVR, Inc. (the “Purchase Agreement”).

TO HAVE AND TO HOLD all of said property unto such Purchaser, its successors and assigns, to its own use forever.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

IN WITNESS WHEREOF, each Seller has duly executed this Bill of Sale as of the ____ day of _______________, 2010.

ORLEANS HOMEBUILDERS, INC. By: _____________________________ Name: Title:

THE OTHER ENTITIES LISTED UNDER “SELLERS” ON ANNEX A HERETO By: _____________________________ Name: Title:

Acknowledged and agreed: NVR, INC. By: _____________________________ Name: Title:

Annex A 1/

SELLERS	PURCHASERS
Orleans Homebuilders, Inc.	[Purchaser]

1/           If any one Seller is to convey Purchased Assets to more than one Purchaser, then the parties shall prepare and attach “Annex B” specifying (i) such Seller, (ii) such Purchasers and (iii) the assets to be conveyed by such Seller to each of such Purchasers.  “Annex B” shall contain this disclosure for each Seller conveying to multiple Purchasers.

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is dated as of _______________, 2010 by and among each of the undersigned designated as a “Seller” on Annex A hereto (each a “Seller” and together, the “Sellers”), on one hand, and each of the undersigned designated as a “Purchaser” on Annex A hereto (each a “Purchaser” and together, the “Purchasers”), on the other hand.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 13, 2010, by and among the Sellers and NVR, Inc. (“NVR”).

RECITALS:

WHEREAS, pursuant to the Purchase Agreement, and on the terms and subject to the conditions and exceptions set forth herein and therein, each Seller has agreed to sell, transfer, assign, convey and deliver to NVR and its designees all of such Sellers’ right, title and interest in, to and under the Purchased Contracts and the Purchased Leases to which such Seller is a party;

WHEREAS, pursuant to the Purchase Agreement, and on the terms and subject to the conditions and exceptions set forth herein and therein, in connection with NVR’s acquisition of the Purchased Assets, the NVR has agreed to assume and timely perform and discharge, in accordance with their respective terms, the Assumed Liabilities of the Sellers under the respective Purchased Contracts and the Purchased Leases; and

WHEREAS, NVR has designated each of the Purchasers, on behalf of NVR, to acquire and accept assignment of the Purchased Contracts and Purchased Leases and assume the Assumed Liabilities under the Purchased Contracts and Purchased Leases, in each case to which the Seller set forth opposite such Purchaser’s name on Annex A hereto is a party.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Section 1.                      Assignment and Assumption.  Effective as of 12:01 a.m. Eastern Time on the date hereof (the “Effective Time”) and upon the terms and subject to the conditions and exceptions set forth herein and in the Purchase Agreement, each Seller hereby sells, transfer, assigns, conveys and delivers to the Purchaser set forth opposite such Seller’s name on Annex A hereto all of such Sellers’ right, title and interest in, to and under the Purchased Contracts and Purchased Leases to which such Seller is a party, and each such Purchaser hereby assumes and agrees to perform timely and discharge, in accordance with their respective terms, the Assumed Liabilities under such Purchased Contracts and Purchased Leases.  Purchasers are not assuming or otherwise agreeing to discharge any Excluded Liabilities, and nothing in this Assignment shall be so construed.  Each Purchaser is hereby assuming only Assumed Liabilities under the Purchased Contracts and Purchased Leases assigned to such Purchaser pursuant to this Assignment and is not assuming Assumed Liabilities or Liabilities under any other Purchased Contracts or Purchased Leases that may be assigned to other Purchasers.

Section 2.                      Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Assignment and to decide any claims or disputes which may arise or result from, or be connected with, this Assignment, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 6 below; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state or federal appellate court therefrom, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Assignment in any suit, action or proceeding by personal delivery of a copy thereof in accordance with the provisions of Section 6 below.

Section 3.                      Waiver of Right to Trial by Jury.  Each party to this Assignment waives any right to trial by jury in any action, matter or proceeding regarding this Assignment or any provision hereof.

Section 4.                      Entire Agreement; Amendments and Waivers.  This Assignment, the Purchase Agreement and the other agreements and documents contemplated by the Purchase Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Assignment can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Assignment signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Assignment, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Assignment shall not operate or be construed as a waiver or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 5.                      Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.

Section 6.                      Notices.  All notices and other communications under this Assignment shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in the case of Purchasers, at the addresses and facsimile numbers (or to such other address or facsimile number as such parties may have specified by notice given to the other parties pursuant to this provision) set forth for “Purchaser” in the Purchase Agreement, and in the case of Sellers, at the addresses and facsimile numbers (or to such other address or facsimile number as such parties may have specified by notice given to the other parties pursuant to this provision) set forth for “Seller” in the Purchase Agreement.

Section 7.                      Binding Effect.  This Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Assignment shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Assignment except as provided in the Purchase Agreement.  In the event that a Chapter 11 trustee should be appointed for Parent, or in the event that Parent’s Chapter 11 case should be converted to a case under Chapter 7, the obligations of Sellers hereunder shall be binding upon such trustee or successor Chapter 7 estate.

Section 8.                      Counterparts.  This Assignment may be executed in as many counterparts as may be required, which counterparts may be delivered by facsimile or electronic mail, and it shall not be necessary that the signature of, or on behalf of, each party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts.  All such counterparts when taken together shall constitute a single and legally binding agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS: ORLEANS HOMEBUILDERS, INC. By: _____________________________ Name: Title:

THE OTHER ENTITIES LISTED UNDER “SELLERS” ON ANNEX A HERETO By: _____________________________ Name: Title:

PURCHASERS: [PURCHASERS] By: _____________________________ Name: Title:

Annex A 1/

SELLERS	PURCHASERS
Orleans Homebuilders, Inc.	[Purchaser]

1/            If any one Seller is to assign Purchased Contracts and Purchased Leases to more than one Purchaser, then the parties shall prepare and attach “Annex B” specifying (i) such Seller, (ii) such Purchasers and (iii) the Purchased Contracts and Purchased Leases to be assigned by such Seller to each of such Purchasers.  “Annex B” shall contain this disclosure for each Seller assigning to multiple Purchasers.